Exhibit 2.1

_________________________________

AGREEMENT AND PLAN OF MERGER

among

ARISTON GLOBAL HOLDING LLC,

ARISTON GLOBAL MERGER SUB, INC.

and

ACE*COMM CORPORATION

Dated as of July 11, 2008

_________________________________

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER	1
ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	2
SECTION 2.1 Conversion of Securities	2
SECTION 2.2 Treatment of Options and Restricted Shares	3
SECTION 2.3 Dissenting Shares	3
SECTION 2.4 Surrender of Shares	4
ARTICLE III PURCHASE PRICE	6
SECTION 3.1 Purchase Price	6
SECTION 3.2 Calculation and Payment of Purchase Price	8
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
SECTION 4.1 Organization and Qualification; Subsidiaries	9
SECTION 4.2 Certificate of Incorporation and Bylaws	10
SECTION 4.3 Capitalization	10
SECTION 4.4 Authority	11
SECTION 4.5 No Conflict; Required Filings and Consents	12
SECTION 4.6 Compliance	12
SECTION 4.7 SEC Filings; Financial Statements; Accounts Receivable; No Undisclosed Liabilities	13
SECTION 4.8 Absence of Certain Changes or Events	15
SECTION 4.9 Absence of Litigation	15
SECTION 4.10 Employee Benefit Plans	16
SECTION 4.11 Labor and Employment Matters	17
SECTION 4.12 Insurance	17
SECTION 4.13 Properties	18
SECTION 4.14 Tax Matters	19
SECTION 4.15 Proxy Statement	20
SECTION 4.16 Opinion of Financial Advisor	21
SECTION 4.17 Brokers	21
SECTION 4.18 Takeover Statutes	21
SECTION 4.19 Intellectual Property Rights	21

SECTION 4.20 Environmental Matters	27
SECTION 4.21 Material Contracts	28
SECTION 4.22 Affiliate Transactions	30
SECTION 4.23 Export Controls	30
SECTION 4.24 Foreign Corrupt Practices Act	31
SECTION 4.25 Government Contracts	31
SECTION 4.26 No Suspension or Debarment	32
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	32
SECTION 5.1 Organization	33
SECTION 5.2 Authority	33
SECTION 5.3 No Conflict; Required Filings and Consents	33
SECTION 5.4 Absence of Litigation	34
SECTION 5.5 Proxy Statement	34
SECTION 5.6 Brokers	34
SECTION 5.7 Merger Sub	34
SECTION 5.8 Ownership of Shares	34
SECTION 5.9 Vote/Approval Required	34
SECTION 5.10 Sufficient Funds	35
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	35
SECTION 6.1 Conduct of Business of the Company Pending the Merger	35
SECTION 6.2 Consultation Rights	38
SECTION 6.3 Conduct of Business of Parent and Merger Sub Pending the Merger	38
ARTICLE VII ADDITIONAL AGREEMENTS	38
SECTION 7.1 Proxy Statement	38
SECTION 7.2 Stockholders Meeting	39
SECTION 7.3 Access to Information; Confidentiality	39
SECTION 7.4 Acquisition Proposals	40
SECTION 7.5 Further Action; Efforts	43
SECTION 7.6 Public Announcements	45
SECTION 7.7 Notification	45
SECTION 7.8 Indemnification and Insurance	45
SECTION 7.9 Employee Matters	46
SECTION 7.10 Reasonable Efforts to Obtain Additional Financing	47
SECTION 7.11 Provision of Additional Company Tax Information	47
SECTION 7.12 Required Consents	47
ARTICLE VIII CONDITIONS OF MERGER	47
SECTION 8.1 Conditions to Obligation of Each Party to Effect the Merger	47
SECTION 8.2 Conditions to Obligations of Parent and Merger Sub	48

- ii -

SECTION 8.3 Conditions to Obligations of the Company	49
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	50
SECTION 9.1 Termination	50
SECTION 9.2 Effect of Termination	51
SECTION 9.3 Expenses	53
SECTION 9.4 Amendment	53
SECTION 9.5 Waiver	53
ARTICLE X GENERAL PROVISIONS	53
SECTION 10.1 Notices	53
SECTION 10.2 Certain Definitions	54
SECTION 10.3 Severability	57
SECTION 10.4 Entire Agreement; Assignment	57
SECTION 10.5 Parties in Interest	57
SECTION 10.6 Governing Law	57
SECTION 10.7 Headings	57
SECTION 10.8 Counterparts	57
SECTION 10.9 Specific Performance; Jurisdiction	57
SECTION 10.10 Interpretation	58

EXHIBITS

Exhibit A: Certificate of Incorporation of the Surviving Corporation

Exhibit B: Bylaws of Merger Sub

Exhibit C: Matters To Be Covered by Legal Opinion of Hogan & Hartson LLP

- iii -

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 7.4(c)
Acquisition Proposal	Section 7.4(b)
Action	Section 4.9
Additional Financing	Section 8.2(d)
Additional Financing Commitment	Section 7.10
affiliate	Section 10.2(a)
Agreement	Preamble
Alternative Option Amount	Section 2.2(a)
Articles of Merger	Section 1.2
Book-Entry Shares	Section 2.4(b)
Borrowed-Money Debt	Section 3.1(c)
business day	Section 10.2(b)
Bylaws	Section 1.4(b)
Certificate of Incorporation	Section 1.4(a)
Certificates	Section 2.4(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 4.10(c)
Company	Section 10.2(c)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article IV
Company Employees	Section 4.10(a)
Company Plans	Section 4.10(a)
Company Product	Section 4.19(c)
Company Requisite Vote	Section 4.4
Company Securities	Section 4.3(a)
Company Stock Plans	Section 4.3(a)
Company Transactional Expenses	Section 3.1(b)(iii)
Contract	Section 4.5(a)
control	Section 10.2(d)
controlled	Section 10.2(d)
controlled by	Section 10.2(d)
Copyrights	Section 4.19(a)
corresponding section	Section 10.2(e)
Current Employees	Section 7.9(a)
currently planned business or activities	Section 10.2(f)
Designated Executives	Section 3.2
Disclosure Schedules	Article V
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.2
Employee Stock Purchase Plan	Section 4.3(a)
Encumbrance	Section 4.19(f)
Environmental Laws	Section 4.20(c)(i)
Environmental Permits	Section 4.20(c)(ii)
Equity Value	Section 3.1(b)

ERISA	Section 4.10(a)
Estimated Purchase Price Statement	Section 3.2(a)
Exchange Act	Section 4.5(b)
Excluded Licenses	Section 4.19(c)
Expenses	Section 9.2(b)
Family	Section 10.2(l)
Financial Advisor	Section 4.16
Fully-Diluted Shares	Section 3.1(d)
generally accepted accounting principles	Section 10.2(g)
Government Bid	Section 4.25(a)
Government Contract	Section 4.25(a)
Governmental Entity	Section 4.5(b)
Guarantee	Section 10.2(h)
Indebtedness	Section 10.2(i)
Indemnified Parties	Section 7.8(a)
Intellectual Property	Section 4.19(a)
Interest-Payment Agreements	Section 3.1(c)
Investment	Section 1.6
Investment Shares	Section 1.6
IRS	Section 4.10(b)
knowledge	Section 10.2(j)
Law	Section 4.5(a)
Leased Real Property	Section 4.13(b)
Licenses	Section 4.6
Lien	Section 4.3(b)
Limited License	Section 4.19(n)
Mailing Date	Section 3.2(c)
Material Adverse Effect	Section 4.1
Material Contract	Section 4.21(a)
Material Subsidiary	Section 4.1
Material	Section 4.9
Materials of Environmental Concern	Section 4.20(c)(iii)
Maximum Premium	Section 7.8(b)
Merger	Preamble
Merger Sub	Preamble
MGCL	Preamble
Multiemployer Plan	Section 4.10(a)
Neutral Firm	Section 3.2(c)
Non-Disclosure Agreement	Section 7.3(b)
Notes	Section 6.1(b)
Notice of Superior Proposal	Section 7.4(d)
Option	Section 2.2(a)
Owned Intellectual Property	Section 4.19(a)
Owned Real Property	Section 4.13(a)
Parent	Preamble
Parent Disclosure Schedule	Article V

- v -

Patents	Section 4.19(a)
Paying Agent	Section 2.4(a)
Per Share Merger Consideration	Section 3.1(a)
Permitted Liens	Section 4.13(c)
person	Section 10.2(k)
Preferred Stock	Section 4.3(a)
Prepaid Indebtedness	Section 4.7(b)
Proxy Statement	Section 4.15
Real Property Lease	Section 4.13(b)
Related person	Section 10.2(l)
Representatives	Section 7.4(a)
Restricted Shares	Section 2.2(b)
Retention-Bonus Amount	Section 3.1(b)
Sarbanes-Oxley Act	Section 4.7(c)
SEC	Section 4.7(a)
SEC Reports	Section 4.7(a)
Securities Act	Section 4.7(a)
Shares	Section 2.1(a)
Software	Section 4.19(a)
Specified Courts	Section 10.9
Specified Termination Payments	Section 3.2(a)
Stockholders Meeting	Section 7.2
Subscription Agreement	Section 1.6
subsidiaries	Section 10.2(m)
subsidiary	Section 10.2(m)
Superior Proposal	Section 7.4(e)
Surviving Corporation	Section 1.1
Tax	Section 10.2(n)
Tax Incentive	Section 4.14(b)
Tax Returns	Section 10.2(o)
Taxes	Section 10.2(n)
Termination Date	Section 9.1(c)
Termination Fee	Section 9.2(c)
Third-Party IP Licenses	Section 4.19(d)
Third-Party Licenses	Section 4.19(d)
Third-Party Software Licenses	Section 4.19(c)
Third-Party Tools	Section 4.19(c)
Trademarks	Section 4.19(a)
under common control with	Section 10.2(c)
Waiver	Section 6.1(n)
Warrants	Section 3.1(c)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2008 (this “Agreement”), among ARISTON GLOBAL HOLDING LLC, a Delaware limited liability company (“Parent”), ARISTON GLOBAL MERGER SUB, INC., a Maryland corporation and a wholly-owned direct or indirect subsidiary of Parent (“Merger Sub”), and ACE*COMM CORPORATION, a Maryland corporation.

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Maryland General Corporation Law (the “MGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the MGCL and upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved, and the board of directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the MGCL and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing; Effective Time. Subject to the provisions of Article VIII, the closing of the Merger (the “Closing”) shall take place at the offices of Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, New York, New York, on the fifth business day following the Stockholders Meeting (as defined in Section 7.2) or, if later, as soon as reasonably practicable after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Maryland State Department of Assessments and Taxation in such form as required by, and executed in accordance with, the relevant provisions of the MGCL (the date and time of such filing in accordance with the MGCL, or such later time as may be specified in the Articles of

Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the MGCL in connection with the Merger.

SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the articles of amendment and restatement of the Company (the “Certificate of Incorporation”) shall be amended so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

(b)       At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Company (the “Bylaws”) shall be amended so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by Law.

SECTION 1.5 Directors and Officers. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the directors of Merger Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

SECTION 1.6 The Investment. Concurrently with the execution hereof, Parent shall make an investment in the Company in the amount of $400,000 (the “Investment”) by purchasing 714,286 Shares at a per-share price of $0.56 (the “Investment Shares”). The Company and Parent have entered into a Subscription Agreement (the “Subscription Agreement”) that, subject to such satisfaction, implements the Investment and the purchase of Investment Shares.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)       Each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock (“Shares”) to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive in cash the Per Share Merger Consideration (as defined in Section 3.1(a)) payable to the holder thereof, without interest, as provided in Section 3.2, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)       Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time (including any Investment Shares) shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto; and

(c)       Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

SECTION 2.2 Treatment of Options and Restricted Shares. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Company Plan (as defined in Section 4.10(a)) that, in each case, is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to (i) the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding and employment Taxes or (ii) such other amount determined by the Company and as to which amount the Company shall have notified Parent on or prior to July 21, 2008 (the “Alternative Option Amount”).

(b)       Each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) that is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such plans may be amended prior to the Effective Time in accordance with the terms hereof) and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Per Share Merger Consideration with respect to each such Restricted Share, less any required withholding and employment Taxes.

SECTION 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Subtitle 2 of the MGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Subtitle 2 of the MGCL; provided, however, that, if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Subtitle 2 of the MGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Per Share Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)       The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Subtitle 2 of the MGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Subtitle 2 of the MGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

SECTION 2.4 Surrender of Shares. (a) Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II and Article III. At the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment or losses thereon shall affect the Per Share Merger Consideration payable to the holders of Company Common Stock, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses, and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc., or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)       Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder as of the Effective Time of (x) an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) or (y) Shares represented by book-entry (“Book-Entry Shares”) (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal or have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Per Share Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor, at the time and in the manner described in this Article II and Article III, the Per Share Merger

Consideration for each Share formerly represented by such Certificate or Book-Entry Shares, and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Per Share Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Per Share Merger Consideration as contemplated by this Article II and Article III.

(c)       At any time following the date that is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration. Any Per Share Merger Consideration remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interests of any person previously entitled thereto. None of the Surviving Corporation, Parent or the Paying Agent will be liable to any person entitled to payment under this Article II or Article III for any consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(d)       After the Effective Time, the stock-transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Agreement.

(e)       Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f)        In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II and Article III.

(g)       Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Per Share Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.4(g).

ARTICLE III

PURCHASE PRICE

SECTION 3.1 Purchase Price. (a) The “Per Share Merger Consideration” shall be an amount in cash equal to (i) the Equity Value divided by (ii) the Fully-Diluted Shares, rounded to the nearest tenth of a cent.

(b)	The “Equity Value” shall be the following:
(i)	$19,500,000;

(ii)       minus, on a dollar-for-dollar basis, the amount of Borrowed-Money Debt; and

(iii)      minus, on a dollar-for-dollar basis, all closing or transactional expenses (including any and all Alternative Option Amounts, the Retention-Bonus Amount and amounts paid or payable to (A) financial advisors, attorneys or accountants or (B) any employees of the Company or any of its subsidiaries, as a result of (1) their termination prior to or automatically as a result of the consummation of the transactions contemplated by this Agreement (including the Specified Termination Payments) and (2) such transactions constituting a change of control under their employment agreements or any other documents as in effect during the period beginning on the date hereof and ending immediately prior to the Effective Time (including, without limitation, associated severance costs such as accrued bonuses, excise and other Taxes and payments associated with such amounts and required to be paid by statute or contract)) that, in the case of clause (A) or (B) above, are paid, incurred or expected to be incurred, payable or subject to reimbursement by the Company or any of its subsidiaries at any time during the period March 31, 2008, through the Effective Time (all such expenses, the “Company Transactional Expenses”). As used herein, “Retention-Bonus Amount” means $47,500.

(c)       “Borrowed-Money Debt” means the outstanding Indebtedness of the Company and its subsidiaries as of June 30, 2008 (including accrued but unpaid interest, fees and penalties and reimbursable expenses in connection with the prepayment of such Indebtedness and premiums or penalties that would be payable upon prepayment of such Indebtedness at the Effective Time and any other amounts payable to the holders of such Indebtedness as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement, but excluding capitalized-lease obligations outstanding as of June 30, 2008, in an amount less than or equal to $25,000 in the aggregate), plus the interest on the Notes that accrues during the period beginning July 1, 2008, and ending on September 30, 2008 (except to the extent that the holders of Notes have agreed in writing to accept Shares as full and complete payment of such interest with respect to such period and the Company has provided Parent with a copy of such executed agreements (the “Interest-Payment Agreements”)) plus the aggregate amount that the Company or the Surviving Corporation is or will be, in accordance with Section 9(c) of the agreements governing each of the warrants to purchase Shares granted by the Company (the “Warrants”) or otherwise, obligated to pay to all holders of such Warrants upon their request as payment in full for the purchase of the Warrants by the Company or the Surviving Corporation either before or after the consummation of the Merger.

(d)       “Fully-Diluted Shares” means the aggregate number of Shares issued and outstanding (other than any Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) immediately prior to the Effective Time.

(e)       Parent will, at the Closing, assume, pay or cause to be paid the amounts comprising the Borrowed-Money Debt and the Company Transactional Expenses to the extent such amounts are (i) deducted in the calculation of Equity Value, (ii) agreed upon by the parties hereto as reflected in the Final Purchase Price Statement (as defined below) and (iii) substantiated by letters that are (A) duly executed by the persons to which such payments are to be made in forms reasonably satisfactory to Parent (including specifying such persons’ good-faith estimates of the payoff amounts as of a specific date and per diem adjustments thereto) and (B) provided to Parent together with the Estimated Purchase Price Statement (as defined below) and, if applicable, updated in connection with the provision of the Final Purchase Price Statement (as defined below); provided, however, that no such letter need be obtained from any (x) person receiving an aggregate Alternative Option Amount of $75,000 or less or (y) payee of Company Transactional Expenses of $25,000 or less.

(f)        Section 3.1(f) of the Company Disclosure Schedule sets forth a good-faith estimate by the Company as of the date hereof of the calculations of, and individual items comprising, Borrowed-Money Debt and the Company Transactional Expenses.

SECTION 3.2 Calculation and Payment of Purchase Price. (a) On or prior to July 21, 2008, the Company shall cause to be prepared and delivered to Parent a reasonably detailed statement (the “Estimated Purchase Price Statement”) containing (i) a good-faith estimate of the Equity Value and the calculation thereof, including the amount of Borrowed-Money Debt and the Company Transactional Expenses (updated since the calculations used in Section 3.1(f) of the Company Disclosure Schedule), and (ii) the Company’s calculation of the Per Share Merger Consideration (based on the Company’s good-faith estimate of the Equity Value and the Fully Diluted Shares). Such calculations shall be based, in relevant part, on the letters referred to in Section 3.1(e). The Estimated Purchase Price Statement shall be based upon the books and records of the Company and its subsidiaries and other information then available and shall be accompanied by written acknowledgments executed by the executive employees listed in Section 3.2(a) of the Company Disclosure Schedule (the “Designated Executives”) of the amounts that the Company or the Surviving Corporation will be obligated to pay each of them in connection with such termination, as such amounts are set forth in Section 3.2(a) of the Company Disclosure Schedule (the “Specified Termination Payments”). Between the date of delivery of the Estimated Purchase Price Statement and the Closing Date, the Company shall (x) have a continuing obligation to update the Estimated Purchase Price Statement and the Final Purchase Price Statement as the Company shall determine to be necessary in light of changes in the relevant facts applicable thereto, (y) respond to reasonable inquiries by Parent as to the calculations in such statements and (z) in good faith and as promptly as practicable, incorporate any corrections thereto reasonably agreed to by Parent.

(b)       The Company shall provide Parent with reasonable access to all books, records, manuals and other materials and information of the Company and its subsidiaries, including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality-control records and all research and development files, wherever located (collectively, the “Records”), and the employees and accountants of the Company and its subsidiaries to enable Parent to review any working papers, trial balances and similar materials relating to the Estimated Purchase Price Statement prepared by or on behalf of the Company. If Parent agrees in writing with the Estimated Purchase Price Statement (or fails to contest it in accordance with the next paragraph), such estimated statement will be, subject to the last sentence of Section 3.2(c), the “Final Purchase Price Statement.”

(c)       If Parent contests any portion of the Estimated Purchase Price Statement within seven days of receipt, the parties shall discuss and negotiate in good faith to resolve any dispute and agree upon the Final Purchase Price Statement. The parties shall use all reasonable efforts to resolve such dispute within 10 days. If the parties are unable to resolve such dispute prior to the day before the date on which the Proxy Statement is first mailed to the stockholders of the Company (the “Mailing Date”), (i) such dispute shall be submitted for resolution to a nationally-recognized independent registered public accounting firm reasonably satisfactory to both Parent and the Company (the “Neutral Firm”), which firm shall determine the Final Purchase Price Statement, (ii) the Proxy Statement shall include the Company’s good-faith estimate of the Per Share Merger Consideration until such time as the Neutral Firm determines a Per Share Merger Consideration that differs from such estimate, whereupon the Proxy Statement shall be corrected or supplemented to reflect such figure as the Neutral Firm determines and (iii) the date of the Stockholders Meeting shall be delayed accordingly but in no event for more than the number of days necessary to (A) resolve the dispute, (B) prepare and distribute to the Company’s stockholders any disclosure supplementing the Proxy Statement and (C) in accordance with the Exchange Act, allow such stockholders sufficient time to reconsider their investment decision in light of such disclosure. The determination of the Final Purchase Price Statement by the Neutral Firm shall be conclusive and binding on both Parent and the Company. The Company agrees to provide the Neutral Firm all reasonable cooperation and access to the Records and employees of the Company and its subsidiaries reasonably requested by the Neutral Firm for use in determining the Final Purchase Price Statement. The fees and disbursements of the Neutral Firm shall be allocated equally between Parent and the Company, and the Company’s share of such fees and disbursements shall be included in Company Transactional Expenses.

(d)       The Per Share Merger Consideration shall be the Per Share Merger Consideration amount reflected in the Final Purchase Price Statement.

(e)       Following the Closing, upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with the letter of transmittal described in Section 2.4(b), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Paying Agent shall distribute to the person in whose name such Certificate or Book-Entry Share is registered a check or wire transfer in an amount equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of Shares represented by such Certificate or Book-Entry Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the corresponding section of the disclosure schedule of the Company delivered by it to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”):

SECTION 4.1 Organization and Qualification; Subsidiaries. The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). The Company and each subsidiary set forth in Section 4.1 of the Company Disclosure Schedule (each, a “Material Subsidiary”) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing that would not have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, circumstance, effect, event or occurrence that would be materially adverse to the assets, liabilities, business, prospects, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

SECTION 4.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws and the organizational documents of each Material Subsidiary, in each case as currently in effect. The Certificate of Incorporation, the Bylaws and the organizational documents of each Material Subsidiary are in full force and effect, and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws. None of the Material Subsidiaries is in violation of its certificate of incorporation, bylaws or other organizational document in any material respect.

SECTION 4.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 45,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”). As of the date hereof, (i) 19,473,852 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) such number of issued and outstanding Shares includes all (A) Restricted Shares that will vest as of the Effective Time and (B) Shares issued or issuable as payment in lieu of interest on the Notes that accrued on or before June 30, 2008, and (iii) no shares of Preferred Stock were outstanding. As of the date hereof, (i) an aggregate of 5,300,000 Shares were reserved for issuance upon, or otherwise deliverable in connection with, the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company’s Amended and Restated Omnibus Stock Plan and 2000 Stock Option Plan for Directors and (ii) an aggregate of 480,000 Shares were reserved for issuance upon, or otherwise deliverable in connection with, the Qualified ACE*COMM Employee Stock Purchase Plan (the “Employee Stock Purchase Plan” and, together with the plans described in the foregoing clause (i), the “Company Stock Plans”). Section 4.3(a) of the Company Disclosure Schedule sets forth, as of the date specified thereon, each equity-based award and Option outstanding under the Company Stock Plans, the number of shares issuable thereunder and the vesting schedules, expiration date and exercise or conversion price relating thereto. From the close of business on the date hereof until the Effective Time, no shares of Company Common Stock or Preferred Stock will be issued, except for Shares that are included in the calculation of Fully-Diluted Shares and issued (x) pursuant to the exercise of Options in accordance with their terms, (y) pursuant to the Employee Stock Purchase Plan or (z) in payment of interest due on the Notes (as defined below). Except as set forth above, as of the date hereof, there are no (x) outstanding options or other rights of any kind that obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of the Company or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of the Company (collectively, “Company Securities”), (y) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or (z) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company or any of its subsidiaries is a party other than, as of the Closing Date, Warrants each of which represents the right to receive not more than the Warrant Spread Amount.

(b)       Each of the outstanding shares of capital stock, voting securities or other equity interests of each Material Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all options, rights of first refusal, agreements, limitations on voting, dividend or transfer rights, or any lien, pledge, charge, mortgage, encumbrance, adverse rights or claims or security interests of any nature or kind whatsoever (each, a “Lien”). There are no (i) outstanding options or other rights of any kind that obligate the Company or any of its subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any Material Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary, (ii) outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Material Subsidiary or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Material Subsidiary to which the Company or any of its subsidiaries is a party. None of the subsidiaries of the Company owns any Shares.

(c)       All outstanding Indebtedness of the Company and its subsidiaries is listed on Section 4.3(c) of the Company Disclosure Schedule.

SECTION 4.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The board of directors of the Company has (i) unanimously authorized the execution, delivery and performance of this Agreement, (ii) approved the consummation of the transactions contemplated hereby and (iii) taken all corporate actions required to be taken by the board of directors of the Company for the consummation of the transactions, including the Merger, contemplated hereby. The board of directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, the agreement of merger (within the meaning of Section 3-105 of the MGCL) contained within this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, and (iii) subject to Section 7.2, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting (as defined in Section 7.2), which resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way. The only votes of the stockholders of the Company required to adopt this Agreement and to approve the transactions contemplated hereby are the Company Requisite Vote.

SECTION 4.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate the certificate of incorporation, bylaws or other constituent documents of the subsidiaries of the Company, (iii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any federal, state, local or foreign statute, law, ordinance, rule, regulation, order, judgment, decree or legal requirement (“Law”) applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iv) (A) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or result in the loss of a benefit under, or (B) give rise to any right of termination, cancellation, amendment or acceleration of or (C) result in the creation of any Lien on any of the properties or assets of the Company or its subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clause (B), for rights of termination or cancellation arising under Contracts that are not material to the current or currently intended business or operations of the Company and that would not impose a material liability on the Company and, in the case of clause (C), immaterial Liens that secure Indebtedness other than Borrowed-Money Debt and that, individually or in the aggregate, will not materially interfere with the use or value of the property or assets or the conduct of the business of the Company and its subsidiaries, taken as a whole, as currently used or conducted.

(b)       The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (x) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), and state securities, takeover and “blue sky” laws, (y) the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL and (z) the consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 4.5(b) of the Company Disclosure Schedule.

SECTION 4.6 Compliance. Neither the Company nor any of its subsidiaries is (and has not been since June 30, 2007) in violation in any material respect of any Law applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound (including Laws relating to consumer finance or the extension of credit); and the Company and its subsidiaries have all grants, easements, variances, certificates, permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted in all material respects, and all such Licenses are valid and in full force and effect.

SECTION 4.7 SEC Filings; Financial Statements; Accounts Receivable; No Undisclosed Liabilities. (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2006 (all such forms, reports, statements, certificates and other documents filed since July 1, 2006, collectively, the “SEC Reports”). None of the Company’s subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each of the SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since June 30, 2007, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(b)       The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports filed with the SEC have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal year-end audit adjustments). Since March 31, 2008, none of the Company or any of its subsidiaries has redeemed, repurchased, repaid, prepaid, defeased, cancelled, or modified in any material respect the terms of, any Indebtedness. In addition, since March 31, 2008, none of the Company or any of its subsidiaries has incurred any Indebtedness or assumed, guaranteed or endorsed, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or made any loans, advances or capital contributions to, or investments in, or granted any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company) other than in the ordinary course of business consistent with past practice.

(c)       As of their respective dates, the SEC Reports complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder.

(d)       The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(e)       The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not received any material complaints since June 30, 2007, regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(f)        Except as disclosed to Parent in writing prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give, when first due, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act.

(g)       There are no outstanding loans made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h)       All accounts receivable of the Company and its subsidiaries included in the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) for all periods included in the SEC Reports, and as incurred in the ordinary course of business since the dates thereof, represent bona fide claims against debtors for sales and other charges, and reserves for bad debt or uncollectable items have been maintained in accordance with generally accepted accounting principles. The Company has not received any written notice of any contest, claim or right of setoff with respect to its accounts receivable.

(i)        Neither the Company nor any of its subsidiaries has any material liabilities other than liabilities (i) that are reflected in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto or (ii)(A) that are incurred in the ordinary course of business since the end of the fiscal period reflected in such financial statements, (B) in amounts reasonably consistent with the operation of the business of the Company and its subsidiaries as conducted during such period or (C) that the Company will take into account in calculating Equity Value.

(j)        The sum of Borrowed-Money Debt and the Company Transactional Expenses will not exceed by more than $100,000 the aggregate amount taken into account in the most recent calculation of Equity Value made prior to the Mailing Date (but excluding any interest payable on the Notes with respect to periods commencing after September 30, 2008), and the Company will not pay cash interest on the Notes in respect of any period on or before September 30, 2008.

SECTION 4.8 Absence of Certain Changes or Events. Since June 30, 2007, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice, and, since such date, there has not been (a) any change, event, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company, (c) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, except, in the ordinary course of business and prior to the date hereof, with respect to shares held by Company employees, (d) any granting by the Company or any of its subsidiaries to any of their directors, officers, employees, independent contractors or consultants of any increase in compensation or fringe benefits, except for increases in the ordinary course of business and prior to the date hereof that are consistent in type and amount with past practices of the Company with respect to employees who are not directors or officers or increases required under any Company Plan, (e) any granting to any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries of the right to receive any severance or termination pay not provided for under any Company Plan, (f) any entry by the Company or any of its subsidiaries into any employment, consulting, change-of-control or severance agreement or arrangement with any director, officer, employee, independent contractor or consultant of the Company or its subsidiaries, or any material amendment of any Company Plan, (g) any material change by the Company in its accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto, (h) any material Tax election made or revoked by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries or (i) any material change in tax accounting principles by the Company or any of its subsidiaries.

SECTION 4.9 Absence of Litigation. There are no Material suits, claims, actions, proceedings, arbitrations, mediations or investigations (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. To the knowledge of the Company, no officer or director of the Company is a defendant in any Action in connection with his or her status as an officer or director of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Material order, writ, judgment, injunction, decree or award. There are no Material SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case, regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company. “Material” means having a maximum potential liability of the Company in excess of $75,000 or seeking injunctive relief.

SECTION 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other material director and employee plan, program, agreement or arrangement, vacation or sick-pay policy, fringe-benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock-appreciation right or other equity-based plan, and bonus or other incentive compensation or salary-continuation plan or policy contributed to, sponsored or maintained by or with respect to which, the Company or any of its subsidiaries has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, the “Company Plans”). The aggregate amount of all retention or stay-put bonuses that are paid or payable to Company Employees at or in connection with the execution of this Agreement or the consummation of the Merger, whether under the Company’s cash retention bonus plans or any other Employee Plan or agreement, and not otherwise covered by Section 3.1(b)(iii)(B), does not exceed 200% of the Retention-Bonus Amount.

(b)       With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan descriptions, (iv) any employee handbooks or manuals, (v) the three most recent Forms 5500 and attached schedules, (vi) for the most recent year, (A) audited financial statements and (B) actuarial valuation reports, if any, and (vii) copies of any material correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor (or any agency thereof) or any comparable Governmental Entity relating to any compliance issues with respect to any Company Plan.

(c)       Each Company Plan has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law.

(d)       Section 4.10(d) of the Company Disclosure Schedule contains a true and complete list of each Multiemployer Plan with respect to which the Company or any of its subsidiaries has any liability or contributes (or has at any time contributed) or had an obligation to contribute. With respect to any such Multiemployer Plan, (i) neither the Company nor any of its subsidiaries has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied, or would be subject to any such liability, as of the Effective Time, if the Company or any of its subsidiaries were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA Section 4205) from any such Multiemployer Plan and (ii) no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(e)       With respect to each Company Plan, no actions, suits or material claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f)        (i) Neither the Company nor any of its subsidiaries has incurred any liability under Title IV of ERISA that has not been satisfied in full and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation.

(g)       None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended.

(h)       Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to adversely affect such qualification or exemption.

(i)        None of the execution or delivery of, or performance by the Company of its obligations under, this Agreement will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any payment, acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee or (ii) result in the triggering or imposition of (A) any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan or (B) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

SECTION 4.11 Labor and Employment Matters. There are no material unfair labor practice charges, grievances or complaints pending, or, to the knowledge of the Company, threatened, against the Company or any subsidiary before the National Labor Relations Board or any other labor-relations tribunal or authority. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending, or, to the knowledge of the Company, threatened in writing, against or involving the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is a party to any collective-bargaining agreements, and there are not, to the knowledge of the Company, any union-organizing activities concerning any Company Employees.

SECTION 4.12 Insurance. All insurance policies of the Company and its subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, or as is sufficient to comply with applicable Law. Neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.13 Properties. (a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, a correct street address.

(b)       Section 4.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each Leased Real Property, the correct street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each, a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c)       The Company or one of its subsidiaries has good fee-simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Liens, except (w) statutory liens securing payments not yet due, (x) as to Owned Real Property, such minor imperfections or irregularities of title as do not materially adversely affect the use or value of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (y) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness that, in each case, are taken into account in calculating Equity Value or relate to indebtedness that is specifically excluded from the definition of Borrowed-Money Debt and (z) immaterial liens that, individually or in the aggregate with any other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its subsidiaries taken as a whole as currently used or that secure Indebtedness (other than Indebtedness taken into account in calculating Borrowed Money Debt) (collectively, “Permitted Liens”).

(d)       None of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e)       Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease either by the Company or its subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto.

(f)        There does not exist any pending condemnation or eminent-domain proceedings that affect any Owned Real Property or, to the knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the knowledge of the Company, any threatened condemnation or eminent-domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its subsidiaries have received any written notice of the intention of any Governmental Entity or other person to take or use any Owned Real Property or Leased Real Property.

(g)       All of the material tangible personal property reflected in a consolidated balance sheet in the most recent financial statements included in the SEC Reports filed prior to the date hereof, reflected in the notes thereto or otherwise used by the Company or any Company subsidiary in the operation of the Business is either (i) owned by the Company or any Company subsidiary or (ii) leased pursuant to valid leasehold interests, in each case free and clear of all Liens other than Permitted Liens.

SECTION 4.14 Tax Matters. (a) (i) The Company and each of its subsidiaries has timely filed all Tax Returns required to be filed (except those under valid extension) and shall timely file all Tax Returns due on or before the Closing Date (except those under valid extension), (ii) the Company and each of its subsidiaries has timely paid all Taxes (whether or not reflected on such Tax Returns) and shall timely pay all Taxes due on or before the Closing Date, (iii) adequate reserves in accordance with generally accepted accounting principles have been established by the Company and its subsidiaries for all accrued Taxes not yet due and payable in respect of taxable periods ending on the Closing Date, (iv) no deficiency for any Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn, (v) all Taxes required to be withheld by the Company and its subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any assessments or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (vii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes, and no such action, suit, proceeding, investigation, claim or audit is pending, (viii) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its subsidiaries, (ix) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) since July 1, 2001, (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes) or (C) has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or 361 of the Code, (x) neither the Company nor any of its subsidiaries has been required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code, (xi) no written claim has ever been made by an authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax by that jurisdiction, (xii) the Company and each of its subsidiaries has made available to Parent copies of all Tax Returns filed on or behalf of the

Company and each of its subsidiaries for all Tax periods beginning on or after July 1, 2005, (xiii) neither the Company nor any of its subsidiaries has, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code, (xiv) there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code, (xv) there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code, (xvi) none of the Company’s or any of its subsidiaries’ assets are Tax exempt use property within the meaning of Section 168(h) of the Code and (xvii) neither the Company nor any of its subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of the existence prior to the Closing Date of any of the following: (A) a change in method of accounting under Section 481 of the Code, (B) a closing agreement under Section 7121 of the Code, (C) a deferred intercompany gain or excess loss account under Treasury Regulations promulgated under Section 1502 of the Code (or in the case of each of (A), (B) and (C), under any similar provision of applicable Law), (D) installment sale or open transaction disposition or (E) prepaid amount.

(b)       The Company and each of its subsidiaries are in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government (“Tax Incentive”), and, to the knowledge of the Company, the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(c)       Neither the Company nor any of its subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation (or political subdivision thereof) by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(d)       The Company and each of its subsidiaries are not subject to any material liabilities for failure to comply with all applicable transfer-pricing Laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer-pricing practices and methodology of the Company and its subsidiaries, or for any failure of the prices for any property or services (or for the use of any property) provided by or to the Company or any of its subsidiaries not to have been arm’s length prices for purposes of the relevant transfer-pricing Laws, including the Treasury Regulations promulgated under Section 482 of the Code.

(e)       None of the assets of the Company or any of its subsidiaries is property that the Company or any of its subsidiaries are required to treat as being owned by any other person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

SECTION 4.15 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives in writing expressly for inclusion, and that is contained or incorporated by reference, in the Proxy Statement.

SECTION 4.16 Opinion of Financial Advisor. Rutberg & Co. (the “Financial Advisor”) has delivered to the board of directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

SECTION 4.17 Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and complete copy of whose engagement agreement has been provided to Parent) is or will become entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. In calculating Equity Value, the Company shall take into account all fees payable to the Financial Advisor.

SECTION 4.18 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including Section 3-602 of the MGCL, is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 4.19 Intellectual Property Rights. (a) All existing Intellectual Property that the Company or any of its subsidiaries uses in its business or activities or that is under design or in development for use in the current or the currently planned business or activities of the Company or any of its subsidiaries, including software components under design or in development, (i) that is, or would reasonably be expected to be, material to the current or the currently planned business or activities of the Company or any of its subsidiaries, (ii) with respect to which the Company or any of its subsidiaries (A) owns all right, title and interest, (B) has a right to receive all right, title and interest or (C)(1) owns a partial right, title or interest and (2) has an unrestricted right to use or sublicense (collectively, the “Owned Intellectual Property”) and (iii) that is (A) the subject of any (1) Patent, Trademark, Copyright or domain-name registration or grant or (2) Patent, Trademark or Copyright application, is set forth in Section 4.19(a)(i) of the Company Disclosure Schedule, or (B) a Trademark used by the Company or any of its subsidiaries that identifies a Company Product or Company service that is not subject to an application or registration is set forth in Section 4.19(a)(ii) of the Company Disclosure Schedule, which identifies the applicable jurisdiction, registration (or application) number and the date issued, filed or first used; provided that the Company has no obligation to identify the date on which a Trademark was first used if (x) it does not have such information in its possession and (y) such information is not obtainable without unreasonable effort or expense. For the avoidance of doubt, the Owned Intellectual Property shall not include any rights in any third-party wholly-owned Intellectual Property under any license agreements, registered user agreements, technology or materials, transfer agreements and other agreements or instruments. For purposes of this Agreement, the following definitions shall apply: “Intellectual Property” means all intellectual and industrial property, including (i) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (ii) ideas and conceptions of potentially patentable subject matter, including any Patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (iii) Patents and all improvements to the inventions disclosed in each such registration, Patent or application, (iv) Trademarks, (v) Copyrights, (vi) Software, (vii) trade secrets and confidential, technical or business information (including ideas, formulas, compositions and designs), (viii) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, methodologies, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (ix) copies and tangible embodiments of all the foregoing, in whatever form or medium, (x) all rights to obtain and to apply for Patents and to register Trademarks and Copyrights, (xi) all rights under any license agreements, registered-user agreements, technology or materials, transfer agreements and other agreements or instruments with respect to items in (i) to (x) above and (xii) all rights to sue, recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out. “Copyrights” means all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions. “ Patents” means all national (including the United States) and multinational statutory invention registrations, patents, patent registrations, patent applications and provisional patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions. “Software” means any and all computer programs and all related documentation, manuals, source code and object code, program files, data files, computer-related data, field and data definitions and relationships, data-definition specifications, data models, program and system logic, interfaces, program modules, routines, subroutines, algorithms, program architecture, design concepts, system design, program structure, sequence and organization, screen displays and report layouts and all other material related to such software. “ Trademarks” means all trademarks, service marks, trade dress, logos, indicia, trade names, corporate names, business names and domain names, whether or not registered, including all common-law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America or the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

(b)       Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, all Trademarks, Patents and Copyrights listed in Section 4.19(a) of the Company Disclosure Schedule are currently in compliance in all material respects with all ongoing prosecution, maintenance and renewal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and annuity and maintenance fees and proof of working or use with respect to Patents, as applicable). Except as set forth in Section 4.19(b)(i) of the Company Disclosure Schedule, all of the Company’s Trademark registrations are valid and enforceable, and, to the Company’s knowledge, all of the registered Trademarks listed in Section 4.19(a) of the Company Disclosure Schedule are valid, enforceable and, except as listed in Section 4.19(b)(i) of the Company Disclosure Schedule, not subject to any maintenance requirements due within 90 days after the Closing Date. To the Company’s knowledge, other than as set forth in Section 4.19(f)(iii) of the Company Disclosure Schedule, there are no conflicting Trademarks or interfering Patents of any person, as defined under 35 U.S.C. 135 of the United States Patent Code. Except as listed in Section 4.19(f)(iii) of the Company Disclosure Schedule, no Trademark identified in Section 4.19(a) of the Company Disclosure Schedule is currently involved in any opposition or cancellation proceeding, and no such action has been threatened with respect to any of such Trademarks. Except as listed in Section 4.19(b)(ii) of the Company Disclosure Schedule, no Patent listed in Section 4.19(b) of the Company Disclosure Schedule is currently involved in any interference, reissue, reexamination or opposition proceeding and no such action has been threatened with respect to any such Patent.

(c)       Section 4.19(c)(i) of the Company Disclosure Schedule sets forth a correct and complete list of any and all Material Contracts (as defined in Section 4.21) or other arrangements (excluding license agreements for off-the-shelf software applications programs that (x) have an acquisition price of less than $5,000 per each workstation or server and (y) are not incorporated into, embedded into or distributed with any Company Products (the “Excluded Licenses”)) pursuant to which the Company or any of its subsidiaries has been granted, or otherwise receives, any right to use or distribute any Software owned by a third party and that is, or may be, used in the business of the Company or its subsidiaries as currently conducted or as contemplated to be conducted, including the Third-Party Tools, as defined below (the “Third-Party Software Licenses”), and such Section indicates, with respect to each such Third-Party Software License, the parties, the effective date or, if no such date is indicated, the date executed, whether or not it is exclusive, and the type or nature of the Software provided thereunder (e.g., products, tools, utilities or libraries). Section 4.19(c)(ii) of the Company Disclosure Schedule sets forth all third-party Software that is either (i) necessary (A) to build the Company Products, (B) to install the Company Products or third-party Software or (C) to embed any such third-party Software in the Company Products or (ii) accessed by the Company Products (e.g., libraries), and such Section indicates, with respect to each item, whether such Software has been modified by the Company or any of its subsidiaries (the “Third-Party Tools”). For purposes of this Section 4.19, the term “Company Product” shall mean a software product that is currently being sold or that is under design or in development by the Company or any of its subsidiaries.

(d)       Except for the Third-Party Software Licenses, Section 4.19(d) of the Company Disclosure Schedule sets forth a correct and complete list of any and all Contracts or other arrangements pursuant to which the Company or any of its subsidiaries has been granted, or otherwise receives, any right to use, exercise or practice any right under any Intellectual Property (i) that is used in operating the business or activities of the Company or its subsidiaries as currently conducted or (ii) planned to be used in any currently planned business or activity, indicating, for each such Contract and arrangement, the parties, the effective date or, if no such date is indicated, the date executed, the term, whether or not it is exclusive, and the nature of the Intellectual Property covered thereby (the “Third-Party IP Licenses” and, together with the Third-Party Software Licenses, the “Third-Party Licenses”). The Company or one of its subsidiaries, as applicable, is in material compliance with the terms and conditions of all Third-Party Licenses.

(e)       Section 4.19(e)(i) of the Company Disclosure Schedule sets forth a list of all Third-Party Licenses pursuant to which any royalty, honorarium or other fee in excess of $75,000 annually is payable by the Company or any of its subsidiaries for the use of, or right to use, any Intellectual Property, and such Section indicates, with respect to each such Third-Party License, the party to whom payment is due, the effective date of the agreement or, if no such date is indicated, the date executed. Except as set forth in Section 4.19(e)(ii) of the Company Disclosure Schedule, no such royalties, honoraria or other fees payable for Third-Party Licenses are overdue, or due and owing and payable within 30 days from the Closing Date.

(f)        Other than the Intellectual Property covered by the Excluded Licenses, the Owned Intellectual Property and the Intellectual Property covered by the Third-Party Licenses constitute all of the material Intellectual Property (i) used in, or necessary for, the business of the Company or any of its subsidiaries as currently conducted or (ii) planned to be used in, or necessary for, any currently planned business or activity. Except as otherwise disclosed in Section 4.19(f)(i) of the Company Disclosure Schedule, the Company and/or its subsidiaries (i) solely and exclusively own, free and clear of all Encumbrances, all Owned Intellectual Property and (ii) have valid and enforceable rights under contract (1) to use all of the Intellectual Property (other than the Owned Intellectual Property) used by the Company or any of its subsidiaries or planned to be used in, or necessary for, any currently planned business or activity and (2) to distribute all of the Company Products to customers of the Company or any of its subsidiaries, where applicable, and, to the extent distributed by the Company or any of its subsidiaries to its customers, the Software covered by the Third-Party Licenses, as the case may be. “Encumbrance” means, with respect to any property or asset, any lien, mortgage, pledge, security interest or other encumbrance. Other than as set forth in Section 4.19(f)(ii) of the Company Disclosure Schedule and as provided under Section 4.19(k), the Company and its subsidiaries have taken all commercially reasonable steps necessary (i) to protect the Owned Intellectual Property, it being understood that, with respect to Software, such commercially reasonable steps do not necessarily include the requirement to make filings for the Owned Intellectual Property, and (ii) to enforce the rights of the Company and its subsidiaries in the Owned Intellectual Property. Other than as set forth in Section 4.19(f)(iii), to the Company’s knowledge, (i) no person has challenged the ownership, use, validity or enforceability of any Owned Intellectual Property and (ii) there is no information that is reasonably likely to give rise to any dispute, cause of action, claim or challenge concerning the sole and exclusive ownership by the Company or any of its subsidiaries of any such Owned Intellectual Property.

(g)       Other than as set forth in Section 4.19(g) of the Company Disclosure Schedule, the use or commercial exploitation by the Company or any of its subsidiaries of the Owned

Intellectual Property does not, and the conduct of the business of the Company and its subsidiaries as currently conducted does not, (i) infringe upon, misappropriate, dilute, violate or otherwise conflict with any non-Patent Intellectual Property rights of any third party or (ii) to the Company’s knowledge, infringe upon, misappropriate, violate or otherwise conflict with any Patent rights of any third party. Other than as set forth in Section 4.19(g) of the Company Disclosure Schedule, during the seven-year period prior to the date hereof (i) neither the Company nor any of its subsidiaries has been notified in writing by any third party of any allegation that either the Owned Intellectual Property or the conduct of the business of the Company or any of its subsidiaries infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party and (ii) no person has (A) notified the Company or any of its subsidiaries in writing that the Company or any of its subsidiaries requires a license or (B) offered a license, in the absence of an accompanying product or service of such person, to any third party-owned Intellectual Property rights.

(h)       Except as set forth in Section 4.19(h)(i) of the Company Disclosure Schedule, to the Company’s knowledge, no person is misappropriating, infringing, diluting or violating any Owned Intellectual Property, and, except as set forth in Section 4.19(h)(ii) of the Company Disclosure Schedule, during the seven-year period prior to the date of signing of this Agreement, no such claims have been brought or threatened against any person by or on behalf of the Company or any of its subsidiaries.

(i)        Section 4.19(i)(i) of the Company Disclosure Schedule sets forth a list of all Company Products by commercial name and version number. Each of the Company Products was, and the Copyrights owned by, and the works of authorship used by, the Company or any of its subsidiaries involve works of authorships that were, developed by (i) employees of the Company or any of its subsidiaries within the scope of their employment or who have irrevocably assigned (to the extent assignable) all of their Intellectual Property rights (without limitation or reservation) to the Company or its subsidiaries pursuant to enforceable written agreements, (ii) independent contractors who have irrevocably assigned (to the extent assignable) all of their Intellectual Property rights (without limitation or reservation) to the Company or its subsidiaries pursuant to enforceable agreements or (iii) a third party, and all of the Intellectual Property rights (to the extent assignable) in such Company Products or works of authorship were assigned to the Company or its subsidiaries from such third party or a subsequent assignee, or, to the extent not owned by the Company, the works of authorship are, except as set forth in Section 4.19(i)(ii) of the Company Disclosure Schedule, subject to a valid and enforceable license to the Company, including, with respect to those works that have been modified or that are, pursuant to any currently planned business or activity, planned to be modified, the right to create derivative works, and, to the Company’s knowledge, no other person has any bona fide claim to authorship or ownership of any part thereof.

(j)        Except as set forth in Section 4.19(j)(i) of the Company Disclosure Schedule, all registered Trademarks of the Company and its subsidiaries and unregistered Trademarks identified by the Company on Section 4.19(a)(ii) of the Company Disclosure Schedule with an asterisk that are currently being used in any way by the Company or any of its subsidiaries in connection with the conduct of the Company’s business have, in each case, been in continuous use by the Company and its subsidiaries during the five-year period preceding the date hereof or, with respect to Trademarks the first use in commerce of which occurred on a date that is more recent than the date that is five years prior to the date hereof, for such entire period since the date of first use in commerce by the Company or any of its subsidiaries. To the Company’s knowledge, there has been no prior use of any such Trademarks or other action taken by any person that would confer upon said person superior rights in such Trademarks than the rights held by the Company or its subsidiaries. Except as set forth in Section 4.19(f)(ii) of the Company Disclosure Schedule, the Company or its subsidiaries have taken all commercially reasonable steps necessary to enforce their respective rights in such Trademarks, and, except as set forth in Section 4.19(j)(ii) of the Company Disclosure Schedule, each registered Trademark of the Company and its subsidiaries that has been used by any of them in connection with any goods and services is only being used in connection with goods and services that are listed on, and in proper form pursuant to, its registration certificate.

(k)       Each of the Company and each of its subsidiaries has taken all commercially reasonable steps to protect its rights in confidential information and trade secrets used in connection with the conduct of its business (including with respect to any Company Products and Owned Intellectual Property that is confidential or a trade secret). Except under valid and binding confidentiality obligations, there has been no material disclosure of any confidential information or trade secrets used in connection with the conduct of the business of the Company and its subsidiaries as currently conducted.

(l)        The Company and its subsidiaries have valid registrations for each of the domain names set forth in Section 4.19(a) of the Company Disclosure Schedule, and there are no other domain names used in the conduct of the business by the Company and its subsidiaries. Except as otherwise set forth in Section 4.19(l) of the Company Disclosure Schedule, the registration of each such domain name is free and clear of all Encumbrances and is in full force and effect and in material compliance with all applicable domain-name-registration requirements. The Company and its subsidiaries have paid all fees and have adhered to and complied with, in all material respects, all administrative policies required to maintain each registration. None of the Company’s or any of its subsidiaries’ registrations or uses of such domain names has been disturbed or placed “on hold” by the relevant registrar of domain names, and none of the Company or any of its subsidiaries has received written notice of any claim asserted against the Company or any of its subsidiaries adverse to its rights to such domain names.

(m)      Except as set forth in Section 4.19(m) of the Company Disclosure Schedule, to the Company’s knowledge, each Company Product (i) is free from any material defect or programming error, including bugs, logic errors or failures to operate in all material respects as described in the related written documentation, and (ii) materially conforms to the written specifications thereof, including as provided to the Company’s licensees.

(n)       Except as set forth in Section 4.19(n) of the Company Disclosure Schedule, none of the Company Products is, in whole or in part, subject to the provision of any open-source or other similar type of license agreement or distribution model that (i) requires the distribution or making available of the source code for the Company Products to third parties, (ii) prohibits or limits the Company or any of its subsidiaries from charging a fee or receiving consideration in connection with sublicensing or distributing any Company Product to third parties, (iii) except as specifically permitted by Law, grants, or otherwise allows, any right to any person (other than the Company or any of its subsidiaries) to decompile, disassemble or otherwise reverse-engineer any Company Product or (iv) requires the licensing of any Company Product for the purpose of making derivative works (any such open-source or other type of license agreement or distribution model described in clause (i), (ii), (iii) or (iv) above, a “Limited License”). By way of clarification but not limitation, the term “Limited Licenses” shall include (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL) and (F) the Sun Industry Standards License (SISL). Except as set forth in Section 4.19(n) of the Company Disclosure Schedule, none of the Company Products incorporates or embeds, or is distributed, dynamically linked or combined during installation with, any Software that is subject to a Limited License, nor does any Company Product constitute a derivative work of, dynamically link with or otherwise interact with any such Software.

(o)       No government funding, or facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property. Except as set forth in Section 4.19(o) of the Company Disclosure Schedule, no current or former employee, consultant or independent contractor who contributed to the creation or development of any Owned Intellectual Property was under an obligation to assign rights in Intellectual Property, excluding rights relating to any website design, layout or structure, to any marketing or promotional materials and to any Trademarks other than the registered Trademarks identified in Section 4.19(a) of the Company Disclosure Schedule, to any Governmental Entity, university, college, or other post-secondary educational institution, or a research center, during a period of time in which such employee, consultant or independent contractor, as the case may be, was involved in the development of such Owned Intellectual Property. Neither the Company nor any of its subsidiaries is party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to the Owned Intellectual Property, other than as granted in the ordinary course of business pursuant to a non-exclusive license to any Company Product.

(p)       Section 4.19(p) of the Company Disclosure Schedule contains a complete and accurate list of all industry-standards bodies or similar organizations in which the Company or any of its subsidiaries has participated, or is now participating, in such a manner as to require the Company to license technology to third parties at a predetermined or so-called “reasonable” royalty rate or for no payment relating to standards set by such standards bodies or similar organization. The Company and its subsidiaries have provided, or made available, to Parent complete and accurate copies of all Contracts to which the Company or any of its subsidiaries is a party relating to Intellectual Property of each standards body or similar organization identified in Section 4.19(p) of the Company Disclosure Schedule.

(q)       Except as set forth in Section 4.19(q) of the Company Disclosure Schedule, none of the Company Products has been distributed directly or indirectly by the Company or any of its subsidiaries in any material respect to any person free of charge for purposes other than demonstration, evaluation, development, partnering pursuant to a partnership agreement or testing.

SECTION 4.20 Environmental Matters. (a) (i) The Company and each of its subsidiaries have complied, and currently comply, in all material respects with all applicable

Environmental Laws (as defined below), and possess, and have possessed, and comply, and have complied, in all material respects with all applicable Environmental Permits (as defined below) required under such laws to operate as the Company and its subsidiaries presently operate, (ii) there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its Material Subsidiaries under any applicable Environmental Law, (iii) neither the Company nor any of its subsidiaries has received any written notification requesting information under, or alleging that it may have liability pursuant to, any Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)       The Company has made available to Parent copies of all material environmental, health and safety reports, audits, assessments or other material communications or documentation relating to environmental, health or safety matters in its possession relating to the Company and any of the Company’s subsidiaries and any real property owned, operated or leased by or for the Company or any subsidiary of the Company, including any Phase I or Phase II Environmental Site Assessments, asbestos surveys or abatement reports, indoor air quality studies or remediation reports, in any case to the extent any of the issues identified in such reports, audits, assessments or other material communications or documentation would reasonably be expected to result in a material liability to the Company or its subsidiaries.

(c)       For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)        “Environmental Laws” shall mean all applicable Laws relating to the protection of (A) indoor or ambient air, soil, surface water or groundwater, or natural resources, (B) human health and safety as affected by exposure to Materials of Environmental Concern or (C) the use and occupancy of structures or buildings with respect to the presence or management of Materials of Environmental Concern.

(ii)       “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(iii)      “Materials of Environmental Concern” shall mean any material, substance or waste defined and regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, petroleum, petroleum byproducts or waste products, asbestos, PCBs, mold of the type and in concentrations that would reasonably be likely to affect human health or occupation or use of any owned or leased real property, or formaldehyde.

SECTION 4.21 Material Contracts. (a) As of the date hereof, except for this Agreement, none of the Company or any of its subsidiaries is a party to or bound by any Contract:

(i)        that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)       under which the Company or any of its subsidiaries is, or is reasonably likely to be, entitled to receive revenues of more than $75,000 in any calendar year;

(iii)      under which the Company or any of its subsidiaries is or is reasonably likely to become subject to any obligation to pay a liability of more than $75,000 in any calendar year;

(iv)      that creates a Lien on (A) any property or asset of the Company or any of its subsidiaries other than Permitted Liens or (B) any Shares;

(v)        that constitutes a Real Property Lease;

(vi)      under which the Company or any of its subsidiaries has granted or received a license or sublicense or under which the Company or such subsidiary is obligated to pay, or has the right to receive, a royalty, license fee or similar payment, in each case that is material to the Company;

(vii)     between the Company or any of its subsidiaries, on the one hand, and any person that holds more than 5% of the Company Common Stock, or any Related person or affiliate of any such person, on the other;

(viii)    involving a share of profits or losses by the Company or any of its subsidiaries with any other person, including any joint venture, partnership or similar agreement;

(ix)      containing covenants that in any way purport to restrict the business activity of the Company or any of its subsidiaries or limit the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any person;

(x)       other than solely among wholly-owned subsidiaries of the Company, governing the borrowing of money, the Guarantee or the repayment of Indebtedness or conditional-sale arrangements or interest-rate- or currency-hedging activities, in each case, in an amount in excess of $75,000;

(xi)      granting to any person a first refusal, a first offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its subsidiaries or any Shares;

(xii)     involving a material distributor, sales representative or broker arrangement that by its express terms is not terminable by the Company or any of its subsidiaries at will or by giving notice of 30 days or less, without liability;

(xiii)    involving the acquisition by the Company or any of its subsidiaries of any business enterprise whether by stock or asset purchase or otherwise;

(xiv)    entered into by the Company or any of its subsidiaries outside the ordinary course of business and under which the Company and its subsidiaries, taken as a whole, could have liability in an aggregate amount in excess of $75,000;

(xv)     with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the subsidiaries, taken as a whole; or

(xvi)    with respect to any acquisition pursuant to which the Company or any of its subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $20,000.

Each such Contract described in clauses (i) through (xvi) above is referred to herein as a “Material Contract.”

(b)       Each of the Material Contracts is in full force and effect and valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto. There is no material breach or material default under any Material Contract by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any other party to any Material Contract has terminated, or purported to terminate, any Material Contract.

SECTION 4.22 Affiliate Transactions. No executive officer or director of the Company or any of its subsidiaries or any person that beneficially owns 5% or more of the Company Common Stock (or any of such person’s immediate family members or affiliates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 4.23 Export Controls. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any employee of any of the foregoing has committed a material violation of any law pertaining to export controls, technology transfer or industrial security including, without limitation, the Export Administration Act, as amended; the International Emergency Economic Powers Act, as amended; the Arms Export Control Act, as amended; the National Industrial Security Program Operating Manual, as amended; or any regulation, order, license or other legal requirement issued pursuant to the foregoing (including the Export Administration Regulations and the International Traffic in Arms Regulations). None of the Company, any of its subsidiaries nor, to the Company’s knowledge, any employee of any of the foregoing is the subject of an action by a Governmental Entity that restricts such person’s ability to engage in export transactions.

SECTION 4.24 Foreign Corrupt Practices Act. None of the Company, any of its subsidiaries or, to the Company’s knowledge, any employee of any of the foregoing has violated the United States Foreign Corrupt Practices Act, as amended. To the Company’s knowledge, no stockholder, director, officer, employee or agent of the Company or of any subsidiary thereof has, directly or indirectly, made, or agreed to make, any unlawful or illegal payment, gift or political contribution to, or taken any other unlawful or illegal action for the benefit of, any customer, supplier, governmental employee or other person that is or may be in a position to assist or hinder the business of the Company or any of its subsidiaries.

SECTION 4.25 Government Contracts. (a) The Company has provided to Parent a true and correct list of (i) each prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, cooperative agreement or other similar arrangement of any kind in excess of $75,000, between the Company or any of its subsidiaries, on the one hand, and (A) any Governmental Entity, (B) any prime contractor of a Governmental Entity in its capacity as a prime contractor or (C) any subcontractor at any tier with respect to a contract with a Governmental Entity if such subcontractor is acting in its capacity as a subcontractor, on the other hand (each, a “Government Contract”) that, in each case, is in effect as of the date of this Agreement and (ii) any offer to sell made by the Company or any of its subsidiaries prior to the Closing Date that, if accepted, would result in a Government Contract and for which an award has not been issued 30 days or more prior to the date of this Agreement (each, a “Government Bid”).

(b)       (i) The Company and each of its subsidiaries has fully complied, in all material respects, with the terms and conditions of each Government Contract and Government Bid to which it is a party, (ii) the Company and each of its subsidiaries has complied in all material respects with all requirements of any Law pertaining to such Government Contract or Government Bid, (iii) all representations and certifications made by the Company or any of its subsidiaries with respect to such Government Contract or Government Bid were accurate, current and complete in all material respects as of their effective date, (iv) neither the Company nor any of its subsidiaries is in violation, or currently alleged to be in violation, in any material respect, of the False Statements Act, as amended; the False Claims Act, as amended; or any other federal requirement relating to the communication of false statements or submission of false claims to a Governmental Entity and (v) no termination or default notice, cure notice or show-cause notice has been issued to the Company or any of its subsidiaries and remains unresolved, and the Company has no knowledge of any plan or proposal of any entity to issue any such notice.

(c)       (i) To the Company’s knowledge, no employee, consultant or agent of the Company or any of its subsidiaries is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of the Company or any of its subsidiaries, (ii) to the Company’s knowledge, there is no pending audit or investigation of the Company, any of its subsidiaries or any of their respective officers, employees or representatives, nor, within the last five years, has there been any audit or investigation of any of them resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, (iii) during the last five years, neither the Company nor any of its subsidiaries has made any voluntary disclosure in writing to any

Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Governmental Contract or Government Bid that has led to any of the consequences set forth in this Section 4.25(c) or any other material damage, penalty assessment, recoupment of payment or disallowance of cost and (iv) Section 4.25(c) of the Company Disclosure Schedule sets forth a list of the audits and investigations of the Company, its subsidiaries and their respective officers, employees and representatives conducted during the last five years, including who conducted the audit, the purpose thereof, the date on which the audit was completed and any audit results provided to the Company or any of its subsidiaries.

(d)       There are (i) no outstanding written claims against the Company, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (ii) to the Company’s knowledge, no outstanding disputes (A) between the Company or any of its subsidiaries, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other Federal statute or (B) between the Company or any of its subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Bid.

(e)       None of the Company or any of its subsidiaries was a party to any Government Contract prior to January 1, 2005.

(f)        None of the Government Contracts are subject to termination by a Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

SECTION 4.26 No Suspension or Debarment. During the past five years, none of the Company, any of its subsidiaries or, to the Company’s knowledge, any of their respective employees, consultants or agents has been suspended or debarred from eligibility for award of contracts with any Governmental Entity or is or was the subject of a finding of non-responsibility or ineligibility for government contracting. During the past five years, no government-contracting suspension or debarment action has been threatened or commenced against the Company, any of its subsidiaries or, to the Company’s knowledge, any of their respective officers or employees. The Company does not have knowledge of a valid basis, nor specific circumstances that are or, with the passage of time, would likely become a basis, for the suspension or debarment of the Company or any of its subsidiaries from the awarding of contracts with a Government Entity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the corresponding Section of the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule” and, together with the Company Disclosure Schedule, the “Disclosure Schedules”):

SECTION 5.1 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all Liens.

SECTION 5.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the boards of directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by the sole stockholder of Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder or to consummate the transactions contemplated hereby (other than the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 5.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation, bylaws or other organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b)       The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the filing with the Maryland State Department of Assessments and Taxation of the Articles of Merger as required by the MGCL, (iii) the applicable requirements of Foreign Antitrust Laws and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 5.4 Absence of Litigation. There are no Actions pending, or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries, other than any such Action that would not, or would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 5.5 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting or at the date of any amendment thereof or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any other information in the Proxy Statement, including any information supplied by the Company or any of its representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 5.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 5.7 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and incurred no liabilities or obligations other than as contemplated herein.

SECTION 5.8 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled affiliates (a) owns (directly or indirectly, beneficially or of record) any Shares other than Investment Shares or (b) holds any rights to acquire any Shares except pursuant to this Agreement or the Subscription Agreement.

SECTION 5.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 5.10 Sufficient Funds. Except as provided in Section 8.2(d), Parent will have (a) at all times, callable or available uncommitted capital or lines of credit and (b) on hand at the Closing, funds sufficient, together with the proceeds of the Additional Financing, for Parent and Merger Sub to consummate the transactions contemplated hereby upon the terms contemplated by this Agreement. The schedule that Parent has previously provided to the Financial Advisor on a confidential basis, which schedule includes the number of outstanding ownership units of Parent and the capital contributions thereto, was true, accurate and complete as of its date.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent shall otherwise agree in writing, (x) the business of the Company and its subsidiaries shall be conducted in its ordinary course and (y) the Company shall use its reasonable best efforts to preserve its business organization and its present relationships with customers, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as (1) otherwise contemplated by this Agreement, (2) set forth in Section 6.1 of the Company Disclosure Schedule or (3) required by Law, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)       amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments;

(b)       issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, voting securities or other equity interests (including stock-appreciation rights, phantom stock or similar instruments) of the Company or any of its subsidiaries, except for the issuance of Shares (i) as payment of interest under convertible notes of the Company outstanding as of the date hereof (the “Notes”), (ii) upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof or (iii) pursuant to the Employee Stock Purchase Plan, in each case, in accordance with the terms of each applicable Note, Company Plan or the Employee Stock Purchase Plan, as applicable, and with prior written notice, including copies of all relevant documents, to Parent;

(c)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company to the Company or a direct or indirect wholly-owned subsidiary of the Company);

(d)       adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of

Options or in order to pay taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock, in each case, pursuant to the terms of a Company Plan and with prior written notice, including copies of all relevant documents, to Parent), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)       (i) acquire or license (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) acquisitions and licenses having a value (including the amount of any assumed Indebtedness) less than $75,000 in the aggregate and (y) purchases of inventory and other assets in the ordinary course of business consistent with past practice or as required by existing Contracts, or (ii) pledge, sell, license, encumber or otherwise subject to a Lien (other than a Permitted Lien), or dispose of (whether by merger, consolidation or sale of stock or assets or otherwise), any corporation, partnership or other business organization or division thereof or any assets thereof or equity interests therein, other than (x) pledges, sales, licenses and encumbrances for less than $75,000 in the aggregate and (y) sales or dispositions of inventory and other assets in the ordinary course of business consistent in type or amount with past practice of the Company or as required by Contracts;

(f)        (i) other than in the ordinary course of business consistent with past practice, enter into, or renew or amend in any material respect any Contract that is or would be a Material Contract or any Real Property Lease, (ii) authorize any new capital expenditures that are, in the aggregate, in excess of $75,000 or (iii) enter into any new line of business outside of its existing business segments;

(g)       redeem, repurchase, repay, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, or grant any security interest in any of its assets to, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice, (y) any letter of credit entered into in the ordinary course of business consistent with past practice for an amount less than $25,000 individually or in the aggregate or (z) in accordance with the terms of each of the applicable Notes; provided, however, that, prior to the Effective Time, the Company may repay or prepay Indebtedness to the extent that such repayments or prepayments are required under the agreements pursuant to which such Indebtedness was issued as they are in effect on the date hereof;

(h)       offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

(i)        except as contemplated by this Agreement or except to the extent required under any Company Plan or as required by applicable Law, (i) increase or decrease the compensation or fringe benefits of any of its directors, officers or employees, independent contractors or consultants (except in the ordinary course of business consistent in type and amount with past practice of the Company with respect to independent contractors, consultants and employees who are not directors or officers), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any consulting (except, in the ordinary course of business consistent with past practice of the Company, with respect to agreements and arrangements with independent contractors and consultants who are not directors or officers, which agreements and arrangements are terminable upon no more than 30 days’ written notice without payment to such contractors and consultants other than for services rendered), employment, change-of-control or severance agreement or arrangement with any of its present or former directors, officers or other employees, independent contractors or consultants, enter into any collective-bargaining agreement or establish, adopt or enter into any new, or amend in any material respect or terminate any existing, Company Plan (other than to cause equity awards to terminate at or prior to the Effective Time without any payment or obligation by the Company that is not deducted in calculating Equity Value), (iv) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Plan (other than in connection with causing equity awards to terminate at or prior to the Effective Time or with respect to any terminated or to-be-terminated employees of the Company, in each case, without any payment or obligation by the Company that is not deducted in calculating Equity Value), (v) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (vi) hire or terminate any officer other than termination for cause;

(j)        make any material change in any accounting principles, practice, policy or procedure except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(k)       (i) make, change or revoke any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax, (vi) surrender any right to claim a Tax refund or (vii) waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(l)        settle or compromise any material litigation or claim against the Company, its subsidiaries, or any of their respective directors or officers other than settlements or compromises of litigation in the ordinary course of business consistent with past practice that in any event (i) do not exceed, in any individual case or in the aggregate, $75,000 and (ii) would not prohibit or materially restrict the Company and its subsidiaries from operating their business as they have historically;

(m)      adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

(n)       (i) enter into or amend any transaction, arrangement, understanding or Contract with any executive officer, director or other affiliate of the Company or any of its subsidiaries or any person beneficially owning 5% or more of the Company Common Stock that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act or (ii) terminate, or amend, modify or waive in any manner that is adverse to Parent any provision of, that certain Waiver and Consent, dated as of the date hereof, among Hale Fund Management, LLC, EREF ACE, LLC and the Company (the “Waiver”);

(o)       enter into, participate or otherwise engage in any transaction outside the ordinary course of business, other than the Merger contemplated by this Agreement, that would result in utilization of, or limit the utilization of, the net-operating- or capital-loss carryforwards of the Company or any of its subsidiaries, other than the conversion or exercise of currently outstanding convertible securities of the Company or rights to purchase Shares (or the transactions contemplated by this Agreement, to the extent that they would result in any such effect) in accordance with their terms as of the date hereof;

(p)       other than in the ordinary course of business consistent with past practice, conduct marketing campaigns, introduce new sales initiatives or reduce or discount the pricing of its products or services or materially change payment terms or the like; or

(q)       agree to take, or commit to do, any of the actions described in Sections 6.1(a) through (p) or any action that, to the knowledge of the Company, would reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

SECTION 6.2 Consultation Rights. The Company shall consult with, and give written notice to, Parent in good faith regarding all material matters a reasonable period of time prior to making any payment or entering into any Contract, settlement or other binding arrangement regarding such material matters. The Company shall afford Parent the right to participate in any negotiation regarding such material matters to the extent reasonably requested by Parent.

SECTION 6.3 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article V to be untrue in any material respect or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.1 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s Stockholders as soon as practicable after the Proxy Statement is cleared by the SEC, and the Company will use its reasonable best efforts to cause such mailing to occur prior to August 14, 2008. However, the Proxy Statement shall not be mailed unless (x) the Additional Financing Commitment shall have been obtained and accepted by Parent, a copy thereof shall have been provided to the Company and any fees owing to the applicable lender upon such acceptance shall have been paid by Parent or an affiliate thereof or (y) Parent and the Company shall each have waived the requirement in clause (x) above. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

SECTION 7.2 Stockholders Meeting. As soon as reasonably practicable following the date of this Agreement, the Company, acting through its board of directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) include in the Proxy Statement the recommendation of its board of directors that the stockholders of the Company vote in favor of the adoption of this Agreement and (iii) use its reasonable best efforts (including, without limitation, by each director of the Company who beneficially owns Shares following such recommendation by voting, with respect to such Shares, in favor of the adoption of this Agreement so long as such recommendation is still in effect at the time of such vote) to obtain the Company Requisite Vote at the Stockholders Meeting; provided that the board of directors of the Company may fail to make or withdraw, modify or change such recommendation and/or may fail to use such efforts (subject to the Company having (A) provided Parent at least three business days’ prior written notice of the Company’s board of directors’ intention to do so and (B) complied with its obligations under Section 7.4 in all material respects (including concurrently paying to Parent any amounts owing by the Company pursuant to Sections 9.2(b) through (d)) if it shall have determined in good faith, after consultation with outside counsel to the Company, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable Law.

SECTION 7.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall use its commercially reasonable efforts to cause its subsidiaries, officers, directors, employees and contractors to, afford the officers, employees, auditors, attorneys, financial advisors, contractors and other authorized representatives, including prospective lenders of Additional Financing, of Parent (and its counsel and advisors) reasonable access, consistent with applicable Law, at all reasonable times to its officers, employees, contractors, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries, and shall furnish such persons with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives may from time to time reasonably request. Notwithstanding the foregoing,

Parent shall use its commercially reasonable efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company, its subsidiaries or contractors or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties, and Parent and Company. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization). Without limiting anything to the contrary above, the Company will cooperate, and will require its officers and employees to cooperate, with and otherwise assist the prospective lenders of Additional Financing in conducting customary due diligence with respect to the Company and its business, including, subject to customary confidentiality agreements, by providing Company information and access thereto and using its best efforts to cause its officers and employees to meet with such lenders. Parent agrees that any communications with employees or independent contractors of the Company or its subsidiaries will be as and to the extent approved by the executive officers of the Company (such approval not to be unreasonably withheld or delayed) with respect to the timing, nature and material content thereof.

(b)       Each of the Company, Parent and Merger Sub will, and will cause its officers, employees, auditors and other authorized representatives to, hold and treat in confidence all Confidential Information (as defined in the Non-Disclosure Agreement, dated September 19, 2007, between the Company and Parent (the “Non-Disclosure Agreement”)) furnished to any such party in connection with the transactions contemplated by this Agreement in accordance with such Non-Disclosure Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 7.4 Acquisition Proposals. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the earlier of (x) August 8, 2008, and (y) the date that is five days prior to the Mailing Date, the Company and its subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, affiliates and other representatives (“Representatives”) shall have the right to, directly or indirectly, (i) initiate, solicit and encourage Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any information concerning the Company or its subsidiaries that is provided to any person given such access that was not previously provided to Parent, and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with, assist, participate in or facilitate any such inquiries, proposals, discussions or negotiations; provided, however, that the Company shall also promptly (and in any event within 48 hours) notify Parent of the receipt of each Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal and set forth in reasonable detail its material terms and conditions (including information relating to the financing thereof), and thereafter shall keep Parent reasonably informed of the status and material terms and conditions of such Acquisition Proposal and provide a copy of all written materials provided to or by the Company in connection with such Acquisition Proposal.

(b)       Except as provided in this Section 7.4, from (x) the earlier of (1) August 8, 2008, and (2) the date that is five days prior to the Mailing Date until (y) the earlier of (1) the Effective Time and (2) the termination of this Agreement in accordance with Article IX, none of the Company, its subsidiaries nor any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage, or facilitate any inquiries with respect to, (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer to acquire in any manner an equity interest representing a 20% or greater economic or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any of its subsidiaries representing 20% or more of the consolidated assets of the Company and its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer, an “Acquisition Proposal”) or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share-purchase agreement, asset-purchase agreement or share-exchange agreement, option agreement or other similar agreement providing for, or relating to, an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) take any action to exempt any person from the restrictions on “business combinations” contained in the Maryland Business Combination Act or otherwise cause such restrictions not to apply, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Parent or its affiliates or (v) propose or agree to do any of the foregoing.

Except as provided in this Section 7.4, on the date that is the earlier of (1) August 8, 2008, and (2) the date that is five days prior to the Mailing Date, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any persons conducted theretofore by the Company, its subsidiaries or any Representatives with respect to any Acquisition Proposal.

(c)       If, at any time following the date of this Agreement and prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, (x) the Company has received a written Acquisition Proposal from a third party that (1) the board of directors of the Company believes in good faith to be bona fide and (2) did not result from a breach of Section 7.4(b), (y) the Company’s board of directors determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal and (z) after consultation with its outside counsel, the board of directors of the Company determines in good faith that the failure to take such action could reasonably be expected to violate its fiduciary duties under applicable Law, then the Company may (i) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal and

(ii) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal, provided that the Company (A) will not, and will not allow Representatives to, disclose any non-public information to such person without entering into a confidentiality agreement on terms substantially similar to those contained in the Non-Disclosure Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) (an “Acceptable Confidentiality Agreement”) and (B) will promptly provide to Parent any information that (1) concerns the Company or its subsidiaries and (2) is provided to such other person and not previously provided to Parent. The Company shall promptly (within two business days) notify Parent if it receives an Acquisition Proposal and shall keep Parent apprised as to the status and any material developments, discussions and negotiations concerning the same on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, the Company shall promptly (within one business day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 7.4(c).

(d)       Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of Section 7.4(b) or (c) in any material respect, that such proposal is a Superior Proposal, (i) the Company may terminate this Agreement, (ii) its board of directors may approve or recommend such Superior Proposal to its stockholders and/or (iii) immediately prior to or concurrently with the termination of this Agreement, enter into any agreement, understanding, letter of intent or arrangement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement or approve or recommend such Superior Proposal pursuant to this sentence or otherwise modify or withdraw its recommendation to the Company’s stockholders to vote in favor of the adoption of this Agreement, and any purported termination or approval pursuant to this sentence shall be void and of no force or effect, unless the Company prior to, or concurrently with, such action pursuant to this Section 7.4(d) pays to Parent its Expenses and the fee payable pursuant to Sections 9.2(b) and (c), respectively; provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 7.4(d), and its board of directors may not approve or recommend any Superior Proposal, unless (x) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) that advises Parent that the Company has received a Superior Proposal (it being understood that neither the delivery of a Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Parent to terminate this Agreement pursuant to Section 9.1(e)) and includes all information required by the last proviso of Section 7.4(a) and (y) Parent does not, within five business days following its receipt of the Notice of Superior Proposal, make an offer that, as determined by the board of directors of the Company in good faith after consultation with its outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such five-business-day period, the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, to enable Parent to make such offer).

(e)       “Superior Proposal” means an Acquisition Proposal for all or substantially all of the equity interest in, or all or substantially all of the consolidated assets of, the Company and its subsidiaries that (i) if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making it, (ii) is not subject to any contingencies except for a due-diligence contingency or a financing contingency that is no more favorable to the person making such Acquisition Proposal than the financing contingency contemplated by Section 8.2(d) is to Parent and (iii) would, if consummated, result in a payment to the Company’s stockholders that is at least 7.5% greater than the amount contemplated hereunder (or no less than the amount contemplated hereunder if such proposal had no financing contingency), whether in the form of cash or marketable securities of a publicly traded company (in which case such percentage shall be measured by taking into account the average closing price of such securities on the public exchange on which they were traded for the 10 trading days preceding the public announcement of such Acquisition Proposal) and is otherwise on terms more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement; provided, however, that, if such Acquisition Proposal would, if accepted, result in a payment to the Company’s stockholders that is in the form of securities of a company with a market equity capitalization of less than $200 million (measured by taking into account the average closing price of such securities on the public exchange on which they were traded for the 10 trading days preceding the public announcement of such Acquisition Proposal), at or immediately prior to the closing of a transaction contemplated by such Acquisition Proposal, Parent may, in its sole discretion and in lieu of accepting such payment in the form of securities of such acquiror (or affiliate thereof), sell the Investment Shares to the Company for the same price in cash at which it purchased such Investment Shares and without making any representations or warranties other than that Parent owns such Investment Shares and is conveying them to the Company without any encumbrances thereon. Notwithstanding anything to the contrary in this Section 7.4, for a period of five business days following receipt by the Company of a written Acquisition Proposal, the Company’s board of directors (directly or through representatives) may contact the person submitting the Acquisition Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation so as to determine whether the proposal is reasonably likely to result in a Superior Proposal.

(f)        Nothing contained in this Agreement shall prevent the Company or its board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal (provided that (x) neither the Company nor its board of directors may recommend any Acquisition Proposal unless permitted by Section 7.4(d) and (y) the Company may not (1) fail to make, (2) withdraw or (3) modify or change in a manner adverse to Parent all or any portion of its recommendation of this Agreement or the Merger unless permitted by Section 7.2).

SECTION 7.5 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement.

(b)        In furtherance and not in limitation of the covenants of the parties contained in Section 7.5(a), if any suit is instituted (or threatened to be instituted) by any Governmental Entity or any private party challenging any of the transactions contemplated hereby or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits that, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner that would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner that would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner that would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or would reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the Termination Date.

(c)       In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d)       Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), none of the Company or any of its subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration in excess of $1,000, make any commitment or incur any liability or other obligation in excess of $1,000 due to such person and (ii) no party or its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

(e)       As promptly as practicable and in any event prior to the Closing, the Company shall provide Parent with satisfactory evidence that the Company and its subsidiaries have used its commercially reasonable efforts to execute any instruments, send any notices and take any other actions that are, in each case, (i) reasonably requested by Parent in connection with its efforts to obtain the Additional Financing, (ii) capable of being effectuated within the period commencing on the date of the request and ending on the Termination Date and (iii) so requested to comply with the provisions of the Federal Assignment of Claims Act in respect of any Material Contract with a Governmental Entity.

(f)        Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.5 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) so long as such party has, until the time of such termination, complied in all material respects with its obligations under this Section 7.5.

SECTION 7.6 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

SECTION 7.7 Notification. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1, the Company and Parent shall promptly notify each other orally and in writing of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Sections 8.1, 8.2 and 8.3 impossible or unlikely. No disclosure by any party pursuant to this Section 7.7, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

SECTION 7.8 Indemnification and Insurance. (a) For a period of three (3) years after the Effective Time, the Surviving Corporation shall (i) maintain the indemnification provisions contained in the certificate of incorporation and the bylaws of the Surviving Corporation as of the Effective Time, to the extent permitted by applicable Law and (ii) fulfill and honor in all respects the obligations of the Surviving Corporation pursuant to any indemnification agreements between the Company and any of its present or former directors, officers and employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time, subject to applicable Law.

(b)       For a period of three (3) years after the Effective Time, Parent or the Surviving Corporation shall use reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided that Parent or the Surviving Corporation may substitute therefor policies providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the former officers and directors of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided further that, if the aggregate annual premiums for any such policies at any time during such period shall exceed 120% of the per annum premium rate paid by the Company and its subsidiaries as of the date hereof for such policies (the “Maximum Premium”), then Parent shall be required to provide only as much coverage as is then available at the Maximum Premium.

SECTION 7.9 Employee Matters. (a) Immediately following the Effective Time, the individuals employed by the Company or one of its subsidiaries immediately prior to the Effective Time (the “Current Employees”) shall continue as at-will employees of the Surviving Corporation or one of its subsidiaries and retain the compensation and benefits provided under employee-benefit plans in effect as of the date hereof, which compensation and benefits shall be, in the aggregate, not materially less favorable than those maintained for, and provided to, Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, that nothing in this Section 7.9 shall interfere with the Surviving Corporation’s right or obligation to make such changes following the Closing as it elects, subject to compliance with applicable Law or to prevent the amendment or termination of any such employee-benefit plan, and nothing in this Section 7.9 shall include, or apply to, the Designated Executives, who, except as permitted in Section 3.2(a) of the Company Disclosure Schedule, shall be terminated by the Company immediately prior to the Effective Time.

(b)       Parent intends to include key employees of the Company in Parent’s stock-option plan.

(c)       Parent will, and will cause the Surviving Corporation to, and will use its commercially reasonable efforts to cause any appropriate third party to, cause (i) service rendered by Current Employees of the Company and its subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if applicable) under employee-benefit plans of Parent, the Surviving Corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, (ii) each Current Employee to not be subject to any pre-existing-condition limitation under any health plan of Parent, the Surviving Corporation or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Company Plan in which he or she participated prior to the Effective Time and (iii) each Current Employee to be given credit under such plans for co-payments made, and deductibles satisfied, prior to the Effective Time.

(d)       Nothing in this Section 7.9 shall limit the right of Parent, the Surviving Corporation or any of their subsidiaries to terminate the employment of any Current Employee at any time following the Closing. Parent and the Company shall cooperate on a transition plan for Current Employees, which plan shall include the provision of Section 7.3(a) regarding communications by Parent with employees or independent contractors of the Company or its subsidiaries.

(e)       This Section 7.9 shall be binding upon, and inure solely to, the benefit of each of the parties to this Agreement, and nothing in this Section 7.9, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under, or by reason of, this Section 7.9 or is intended to be an amendment to any Company Plan or other employee-benefit plan.

SECTION 7.10 Reasonable Efforts to Obtain Additional Financing. Parent will use commercially reasonable efforts to obtain the Additional Financing (as defined in Section 8.2(d)), including by offering to prospective lenders to include Parent, the Surviving Corporation and all operating subsidiaries of Parent as borrowers, co-borrowers or guarantors of such Additional Financing. Promptly following delivery to Parent of a term sheet or commitments for the Additional Financing acceptable to Parent in its good-faith discretion (the “Additional Financing Commitment”), Parent shall accept the same and provide a written copy of it to the Company. The Company expressly acknowledges that the Additional Financing Commitment may be nonbinding and subject to various conditions; provided that the Additional Financing Commitment is (i) bona fide, (ii) accepted by Parent in good faith (including payment of any commitment fee payable upon acceptance) and (iii) issued by a reputable financing source. Following acceptance of an Additional Financing Commitment, Parent shall use commercially reasonable efforts to complete the Additional Financing transaction so long as the provider of such Additional Financing is willing to make it available on terms and conditions no less favorable to Parent than those of the Additional Financing Commitment, as reasonably determined by Parent in good faith.

SECTION 7.11 Provision of Additional Company Tax Information. As promptly as practicable and in any event prior to the Closing, the Company shall (a) (to the extent not previously provided and to the extent such information is either reasonably available from the Company’s existing records or otherwise obtainable by the Company without unreasonable effort or expense) provide to Parent the following information with respect to the Company and each of its subsidiaries: (i) the Tax basis in its assets, (ii) the amount of any net operating loss, net capital loss, unused investment, foreign or other Tax credit and the amount of any limitation upon any of the foregoing, (iii) the amount of any deferred gain or loss allocable to it arising out of any deferred intercompany transaction as defined in Treasury Regulations Section 1.1502-13 or any similar provision of applicable Law and (iv) a list of all Tax Returns filed by the Company and all of its subsidiaries for all taxable periods ending on June 30, 2004, and thereafter reflecting the jurisdictions in which they were filed and (b) comply with the provisions of Section 4.14 of the Company Disclosure Schedule.

SECTION 7.12 Required Consents. The Company shall use its commercially reasonable efforts to obtain the consent to the Merger under those Material Contracts that are listed in Section 4.5(a) of the Company Disclosure Schedule as promptly as practicable.

ARTICLE VIII

CONDITIONS OF MERGER

SECTION 8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       this Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote; and

(b)       no Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or United States Governmental Entity that prohibits, restrains or enjoins the consummation of the Merger; provided, however, that, prior to invoking this condition, each party agrees to comply with Section 7.5.

SECTION 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       (i) the representations and warranties set forth in Section 4.7(j) shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date; and, in all cases, without giving effect to any limitation on any representation or warranty indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”);

(b)       the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c)       Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

(d)       Parent shall have entered into financing agreements pursuant to the Additional Financing Commitment under which Parent shall have received, or shall receive no later than the Effective Time, $12 million of financing (the “Additional Financing”) for the purpose of funding the transactions contemplated hereby;

(e)       the Waiver, as in effect on the date hereof or amended or modified as (x) permitted under Section 6.1(n)(ii) or (y) otherwise permitted in writing by Parent, shall be in full force and effect and not otherwise amended; and

(f)       the Company shall have delivered to Parent each of the following:

           (i)        a certificate of the Secretary of the Company, in form reasonably satisfactory to Parent, setting forth resolutions of the board of directors of the Company authorizing the execution of this Agreement (including the Exhibits hereto) and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby, and appending a true and complete copy of the Certificate of Incorporation and Bylaws of the Company as the same are in effect as of the Closing;

(ii)       a good-standing certificate for the Company from the Maryland State Department of Assessments and Taxation dated no earlier than ten days prior to the Closing Date and good-standing certificates for each Company subsidiary from its state of organization, each dated no earlier than 10 days prior to the Closing Date;

(iii)      the signed legal opinion of Hogan & Hartson LLP covering the matters set forth in Exhibit C and otherwise reasonably acceptable to Parent’s counsel;

(iv)       the Final Purchase Price Statement;

(v)       a certificate from an officer of the Company, in form reasonably satisfactory to Parent, specifying the amount of the Borrowed-Money Debt and including a reasonably detailed itemization of Company Transactional Expenses (which shall include supporting documentation such as invoices and such other documentation as Parent requires to establish to its satisfaction the amount of all portions of Company Transactional Expenses); and

(vi)       a fully executed copy of each of the letters referred to in Section 3.1(e).

SECTION 8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)       the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b)       each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(c)       the Company shall have received certificates of the chief executive officer or the chief financial officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied; and

(d)       Parent shall have delivered to the Company the following:

           (i)        a certificate of the Secretary of each of Parent and Merger Sub, in a form reasonably satisfactory to the Company, setting forth the resolutions of the board of directors of each of Parent and Merger Sub authorizing the execution of this Agreement and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby; and

           (ii)       a good-standing certificate for each of Parent and Merger Sub issued by the secretary of state of the State of Delaware dated no earlier than 10 days prior to the Closing Date.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)       by mutual written consent of Parent and the Company;

(b)       by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c)       by either Parent or the Company if the Effective Time shall not have occurred on or before October 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if any action or inaction of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(d)       by the Company (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Section 8.3(a) or 8.3(b) would not be satisfied by the Closing Date and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the date that is the earlier of 20 days following notice of such breach to Parent and the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of the Company contained in this Agreement, or (ii) prior to the adoption of this Agreement by the stockholders of the Company, in accordance with, and subject to the terms and conditions of, Section 7.4(d);

(e)       by Parent (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied by the Closing Date and, in either such case, such breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the date that is the earlier of 20 days following notice of such breach to the Company and the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of Parent contained in this

Agreement, or (ii) if the board of directors of the Company (A) shall have withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger or (B) shall have recommended to the stockholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved at a duly convened meeting or pursuant to action by written consent to effect any of the foregoing;

(f)        by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote;

(g)       by Parent if, following the mailing of the Proxy Statement as provided in Section 7.1, it determines in good faith that the closing condition set forth in Section 8.2(d) will likely not be satisfied prior to the Termination Date, and if, simultaneously therewith, Parent pays the Termination Fee to the Company if required under Section 9.2(c)(ii);

(h)       by Parent if one or more Governmental Entities shall have commenced, and not withdrawn, any audit or other investigation pursuant to which the aggregate potential liability to the Company and its subsidiaries, taken as a whole, could reasonably be expected to exceed $200,000; or

(i)        by Parent or the Company, at any time on or after August 13, 2008, if Parent shall not have accepted an Additional Financing Commitment on or prior to such date, unless, in such case, the Company and Parent shall have nevertheless agreed to mail the Proxy Statement pursuant to clause (y) of the fourth sentence of Section 7.1; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or if there shall have been a material breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in Section 8.2(a) would not be satisfied by the Closing Date.

SECTION 9.2 Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 7.3(b) and 7.6, the proviso in Section 7.4(e), this Section 9.2, Section 9.3 and Article X, each of which shall survive such termination; provided, however, that, except as set forth in Section 9.2(f), nothing contained herein shall relieve any party from liability for any material breach hereof.

(b)       In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or by Parent pursuant to Section 9.1(e), then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses, but not in excess of $400,000. “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement. Payment of Parent’s Expenses pursuant to this Section 9.2(b) shall be made by wire transfer of same-day funds as promptly as reasonably practicable (and, in any event, within two business days) after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all such Expenses (which itemization may be supplemented and updated from time to time until the 90th day after delivery of such notice of demand for payment).

(c)       (i) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii) or by Parent pursuant to Section 9.1(e) and, in either case, at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i), then the Company shall pay (in addition to the amounts payable under Section 9.2(b) above) $400,000 (such amount, the “Termination Fee”) to, or as directed by, Parent, and (ii) in the event that either (A)(1) this Agreement is terminated by the Company or Parent after the Mailing Date pursuant to Section 9.1(c) or by Parent pursuant to Section 9.1(g) and (2) the sole condition to Parent’s obligation to effect the Merger that was not satisfied or waived prior to (x) the Termination Date, in the case of a termination pursuant to Section 9.1(c), or (y) the date of termination, in the case of a termination pursuant to Section 9.1(g), is Parent’s failure to obtain the Additional Financing as set forth in Section 8.2(d) or (B)(1) this Agreement is terminated by the Company after the Mailing Date pursuant to Section 9.1(d)(i) and (2) at such time Parent has no right to terminate this Agreement pursuant to a written notice previously given to the Company pursuant to Section 9.1(e), then Parent shall pay the Termination Fee to, or as directed by, the Company. Payment of the Termination Fee pursuant to this Section 9.2(c) shall be made by wire transfer of same-day funds at or prior to the time of termination.

(d)       In the event that (i) this Agreement is terminated (A)(1) by Parent or the Company pursuant to Section 9.1(f), (2) at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i) and (3) at any time after the date of this Agreement and prior to the Stockholders Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or board of directors of the Company and shall not have been irrevocably withdrawn prior to the Stockholders Meeting or (B)(1) by Parent or the Company pursuant to Section 9.1(c) or (e), (2) at such time the Company has no right to terminate this Agreement pursuant to a written notice previously given to Parent pursuant to Section 9.1(d)(i) and (3) at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or board of directors of the Company and shall not have been irrevocably withdrawn prior to the termination of this Agreement and (ii) within 12 months after this termination, the Company enters into an agreement in respect of such Acquisition Proposal or a transaction pursuant to which such Acquisition Proposal is consummated, then the Company shall pay the Termination Fee (minus the amount, if any, previously paid pursuant to Section 9.2(c)) to Parent, by wire transfer of same-day funds, on the date of the agreement in respect of such Acquisition Proposal or, if earlier, consummation of the transaction in respect of such Acquisition Proposal, as may be applicable; provided that, for purposes of this Section 9.2(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 7.4(b), except that the references to “20% or greater” and “20% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively).

(e)       Each of the Company and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee or Parent’s

Expenses when due, the Company shall reimburse Parent for all reasonable costs and expenses that Parent actually incurred or accrued (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2. In the event that Parent shall fail to pay the Termination Fee when due, Parent shall reimburse the Company for all reasonable costs and expenses that the Company actually incurred or accrued (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2.

(f)        Nothing herein is intended to limit any party’s claims for damages resulting from breach of this Agreement; provided, however, that, if a party hereto terminates this Agreement for breach hereof following the mailing of the Proxy Statement pursuant to Section 7.1, such party’s damages shall be deemed reduced by any Termination Fee and Expenses paid to such party.

SECTION 9.3 Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be paid by the Company and shall be included in Company Transactional Expenses. Prior to the Closing, the Company shall deliver to Parent an accounting of accrued but unpaid Company Transactional Expenses, and any such accrued but unpaid Company Transactional Expenses shall be deducted from Equity Value in the manner described in Section 3.1.

SECTION 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made that by Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 9.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

c/o Ariston Global Holding LLC

15 Fisher’s Road, Suite 201

Pittsford, NY 14534

Attention: Steve M. Dubnik

Facsimile: (585) 249-2679

and

c/o Spire Capital Partners, LLC

30 Rockefeller Plaza, Suite 4200

New York, NY 10112

Attention: Richard Patterson

Fax: (212) 218-5455

with an additional copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Paul A. Gajer

Facsimile: (212) 768-6800

(b)	if to the Company:

ACE*COMM Corporation

704 Quince Orchard Road

Gaithersburg, MD 20878

Attention: Steven R. Delmar, Chief Financial Officer

Facsimile: (301) 721-3001

with an additional copy (which shall not constitute notice) to:

Hogan & Hartson LLP

555 Thirteenth Street

Washington, D.C.  20004

Attention: Steven M. Kaufman, Esq.

Facsimile: (202) 637-5910

SECTION 10.2 Certain Definitions. For purposes of this Agreement, the term:

(a)       “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)       “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(c)       “Company” means ACE*COMM Corporation, a Maryland corporation, and, unless the context otherwise requires, all of its subsidiaries;

(d)       “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)       “corresponding section” means the section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that corresponds to the section number of the representation or warranty qualified and each other section of the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that contains a disclosure where it is readily apparent from such disclosure that it was also intended to be an exception to such representation or warranty;

(f)        “currently planned business or activities” or any variant thereof means any new or additional business or activities that the Company has, during the period commencing on April 1, 2008, planned to engage in during the 12 months succeeding the date hereof (including any improvements or modifications of existing products or services or any new products or services that, in each case, the Company has planned to develop, market or sell during such 12-month period) as well as any other business or activity (including improvements or modifications of existing products or services or new products or services) disclosed to Parent in connection with its due-diligence investigation of the Company and planned to be engaged in, developed, marketed or sold during the 18 months succeeding the date hereof.

(g)       “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(h)       “Guarantee,” with respect to any person, shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other obligation of any other person (except for endorsement of drafts for deposit and collection in the ordinary course of business) or (ii) any other arrangement whereby credit is extended to any other person on the basis of any promise or undertaking of such person (A) to pay the Indebtedness of such other person, (B) to purchase or lease assets under circumstances that would enable such other person to discharge one or more of its obligations or (C) to maintain the capital, working capital, solvency or general financial condition of such other person.

(i)        “Indebtedness” of any person means any liability of any person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with generally accepted accounting principles for all or any part of the deferred purchase price of such property.

(j)        “knowledge” (i) with respect to the Company, means (A) the actual knowledge of any of the persons set forth in Section 10.2(j) of the Company Disclosure Schedule and (B) the knowledge they would have after reasonable diligence into the matter and (ii) with respect to Parent or Merger Sub, means the actual knowledge of any of the officers of Parent set forth in the disclosure schedule of Parent delivered by it to the Company prior to the execution of this Agreement;

(k)       “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

(l)        “Related person,” with respect to a particular individual, means (i) each other member of such individual’s Family, (ii) any person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family or (iii) any person with respect to which such individual or one or more members of such individual’s Family serves as a director officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue.

(m)      “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, including, in the case of the Company, the subsidiaries listed in Section 4.1 of the Company Disclosure Schedule.

(n)       “Tax” or “Taxes” means all U.S. federal, state, local, or foreign taxes, including income (whether net or gross), excise, franchise, real- or personal-property, sales, transfer, gains, gross-receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, use, value-added, capital, license, severance, stamp, capital-stock, profits, withholding, disability, registration, customs, duties, employment, alternative- or add-on-minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Entity with respect to the Company or any of its subsidiaries or with respect to any member of a consolidated, affiliated, combined or unitary group in which the Company or any of its subsidiaries is or has been a member, including any related charges, fees, interest, penalties, additions to tax or other assessments (including as a result of any obligation arising out of an agreement to indemnify any other person).

(o)       “Tax Returns” means all U.S. federal, state, local and foreign reports, returns, declarations, information statements, forms or other information (including schedules or exhibits thereto or any amendments thereof) filed or required to be filed with any Governmental Entity in connection with Taxes.

SECTION 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Escrow Agreement and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to choice of law principles thereof other than Section 5-1401 of the New York General Obligations Law); provided that matters relating to the consummation of the Merger and other matters of internal corporate law shall be governed by, and construed in accordance with, the MGCL.

SECTION 10.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the City and County of New York (collectively, the “Specified Courts”), this entitlement being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Specified Courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Specified Courts and (iv) consents to service being made through the notice procedures set forth in Section 10.1. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 10.1 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

SECTION 10.10 Interpretation. When reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACE*COMM CORPORATION

By: /s/ James W. Greenwell

Name:	James W. Greenwell
Title:	Chief Executive Officer and President

ARISTON GLOBAL HOLDING LLC

By: /s/ Steve M. Dubnik

Name:	Steve M. Dubnik
Title:	Co-Chief Executive Officer

ARISTON GLOBAL MERGER SUB, INC.

By: /s/ Steve M. Dubnik

Name:	Steve M. Dubnik
Title:	Vice President

OMITTED EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of Merger Sub
Exhibit C	Matters to Be Covered by Legal Opinion of Hogan & Hartson LLP

Schedules

Section 3.1(f)	Good Faith Estimate of Borrowed-Money Debt and the Company Transaction Expenses
Section 3.2(a)	Designated Executives and Specified Termination Payments
Section 4.1	Subsidiaries
Section 4.3(a)	Capitalization
Section 4.3(c)	Outstanding Indebtedness
Section 4.5(a)	Required Third Party Consents
Section 4.5(b)	Required Governmental Entity Consents
Section 4.8	Absence of Certain Changes or Events
Section 4.9	Litigation
Section 4.10(a)	Employee Benefit Plans
Section 4.10(d)	Multi-Employer Employee Benefit Plans
Section 4.13(a)	Owned Real Property
Section 4.13(b)	Leased Real Property
Section 4.14(d)	Transfer-Pricing Compliance
Section 4.19(a)(i)	Owned Intellectual Property Subject to Patent, Trademark, Copyright, Domain Name Registration, Grant or Application
Section 4.19(a)(ii)	Trademarks Used by the Company that Identify a Company Product or Company Service and are Not Subject of a Trademark Application or Registration
Section 4.19(b)(i)	Intellectual Property that may not be in compliance with ongoing prosecution, maintenance and renewal requirements
Section 4.19(b)(ii)	Patent Interference, Reissue, Reexamination and Opposition Proceedings

Section 4.19(c)(i)	Third Party Software Licenses
Section 4.19(c)(ii)	Third-Party Tools
Section 4.19(d)	Third Party Material Contracts Relating to Intellectual Property Used In Company’s Business
Section 4.19(e)	Third-Party License Fees
Section 4.19(f)	Condition of Material Owned Intellectual Property
Section 4.19(g)	Intellectual Property Infringement by Company
Section 4.19(h)	Intellectual Property Infringement by Third Parties
Section 4.19(i)	Company Products
Section 4.19(i)(ii)	Copyright Licenses
Section 4.19(j)(i)	Registered Trademarks Not Continuously Used
Section 4.19(j)(ii)	Registered Trademarks Used on Products/Services Not Specified in a Trademark Registration
Section 4.19(l)	Domain Names Registered by Company
Section 4.19(m)	Material Defects or Programming Errors in Company Products
Section 4.19(n)	Company Products Subject to Open Source or Similar License Agreements
Section 4.19(o)	Company Employees, Consultants, or Independent Consultants Obligated to Assign Certain Intellectual Property Rights to a Governmental Entity
Section 4.19(p)	Industry-Standards Bodies or Similar Organizations Requiring Company to License Technology
Section 4.19(q)	Company Products Distributed Free of Charge Other Than for Demonstration, Evaluation, Development, Partnering or Testing
Section 4.21	Material Contracts
Section 4.25	Government Contracts
Section 6.1	Conduct of Business Pending Merger
Section 10.2(j)	Knowledge